UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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122 Fifth Avenue

New York, New York 10011

July 26, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 annual meeting of stockholders of Barnes & Noble, Inc. The meeting will be held at 9:00 am, Eastern Time, on September 10, 2013 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a white proxy card and postage-paid return envelope. White proxy cards are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending May 3, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 10, 2013: The Proxy Statement and the Company’s 2013 Annual Report to Stockholders are available online at www.bn2013annualmeeting.com.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Sincerely,

LEONARD RIGGIO
Chairman of the Board of Directors

122 Fifth Avenue

New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 10, 2013

The Annual Meeting of Stockholders of Barnes & Noble, Inc. (the “Company”) will be held at 9:00 am, Eastern Time, on September 10, 2013 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003 for the following purposes:

1.	To elect three directors to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) vote on executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending May 3, 2014; and

4.	To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Only holders of record of Common Stock of the Company as of the close of business on July 17, 2013 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young, LLP as independent registered public accountants for the Company’s fiscal year ending May 3, 2014.

Sincerely,

BRADLEY A. FEUER
Vice President, Interim General Counsel and Corporate Secretary
New York, New York
July 26, 2013

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

BARNES & NOBLE, INC.

122 Fifth Avenue

New York, New York 10011

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 10, 2013

This Proxy Statement and enclosed proxy card are being furnished commencing on or about August 1, 2013 in connection with the solicitation by the Board of Directors (the “Board”) of Barnes & Noble, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on September 10, 2013 and any adjournment or postponement thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young, LLP as independent registered public accountants for the Company’s fiscal year ending May 3, 2014.

STOCKHOLDERS ENTITLED TO VOTE

Only holders of record of the Company’s Common Stock, par value $.001 per share (“Common Stock”), and holders of record of Series J Preferred Stock of the Company as of the close of business on July 17, 2013 are entitled to notice of and to vote at the Meeting. As of the record date, 59,700,781 shares of Common Stock were outstanding, which number includes 234,001 shares of unvested restricted stock that have voting rights and that are held by members of the Board and the Company’s employees. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Meeting. As of the record date, 204,000 shares of Series J Preferred Stock were outstanding. Each share of Series J Preferred Stock entitles the record holder thereof to vote their shares on an as-converted basis on each matter brought before the Meeting, except for the election of Board nominees. As of the record date, each share of Series J Preferred Stock is convertible into 58.8325 shares of Common Stock.

HOW TO VOTE

Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Meeting, we urge you to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock (including unvested restricted stock), you may vote your shares either by voting by proxy in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote FOR the Board’s nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending May 3, 2014. If you submit your executed proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you later decide to attend the Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors and the approval, on an advisory basis, of the compensation of the Company’s named executive officers. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Meeting, you must provide a “legal proxy” from your custodian at the Meeting.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

QUORUM AND VOTES REQUIRED

Quorum

The presence in person or by proxy at the Meeting of a majority of the outstanding shares of Common Stock outstanding as of July 17, 2013 will constitute a quorum.

Votes Required

The three nominees for director receiving the highest vote totals will be elected as directors of the Company.

Approval of the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

Because the votes on compensation of named executive officers are advisory, they will not be binding upon the Board.

Approval of the proposal to ratify the appointment of the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal.

Withheld Votes, Abstentions and Broker Non-Votes

With respect to the proposal to elect directors, withheld votes and any “broker non-votes” are not counted in determining the outcome of the election. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

With respect to the proposal to ratify the appointment of the Company’s independent registered public accountants, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

Withheld votes, abstentions and any “broker non-votes” would be included in determining whether a quorum is present.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name or through the Company’s 401(k) Plan, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Meeting, or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Meeting, you must also provide a “legal proxy” obtained from your custodian. Note that 401(k) Plan participants will not be able to vote their 401(k) Plan shares in person at the Meeting.

HOW TO REVOKE YOUR PROXY

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company before the closing of the polls at the Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the Meeting and voting your shares in person. Note that simply attending the Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

ELECTION OF DIRECTORS

PROPOSAL 1

Introduction

The Board currently consists of eight directors. Six of the directors are divided into three classes, currently consisting of three members whose terms expire upon the election and qualification of their successors at the Meeting, one member whose term expires at the 2014 annual meeting of stockholders and two members whose terms expire at the 2015 annual meeting of stockholders. Two directors are elected solely by the holders of Series J Preferred Stock of the Company (currently, Liberty GIC, Inc. (“Liberty”)), voting as a separate class. At such time as Liberty and its affiliates hold at least 76,500 but less than 127,500 shares of Series J Preferred Stock, the holders of the Series J Preferred Stock, voting as a separate class, shall be entitled to elect only one director. At such time as Liberty and its affiliates hold less than 76,500 shares of Series J Preferred Stock, then the holders of the Series J Preferred Stock, voting as a separate class, shall cease to have the right to elect directors. Currently, Liberty owns 204,000 shares of the Series J Preferred Stock. The Board unanimously recommends using the enclosed proxy card to vote FOR each of the Board’s three nominees for director.

Information Concerning the Directors and the Board’s Nominees

Background information with respect to the Board and the Board’s nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age	Director Since	Position
Leonard Riggio	72	1986	Founder and Chairman of the Board
George Campbell Jr.	67	2008	Director
Mark D. Carleton	52	2011	Director
William Dillard, II	68	1993	Director
David G. Golden	55	2010	Director
Patricia L. Higgins	63	2006	Lead Independent Director
Gregory B. Maffei	53	2011	Director
David A. Wilson	72	2010	Director

At the Meeting, three directors will be elected. Leonard Riggio, David G. Golden and David A. Wilson are the Board’s nominees for election as directors at the Meeting, each to hold office for a term of three years until the annual meeting of stockholders to be held in 2016 and until his or her successor is elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected. However, if any nominee is unable to serve or for good cause will not serve, proxies may be voted for a substitute designated by the Board.

The terms of Leonard Riggio, David G. Golden and David A. Wilson expire upon the election and qualification of their successors at the Meeting. The term of George Campbell Jr. expires in 2014, and the terms of William Dillard, II and Patricia L. Higgins expire in 2015.

Nominees for Election as Director

The following individuals are nominees for director at the Meeting. The Board unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.

Leonard Riggio is the founder of the Company and has been Chairman of the Board and a principal stockholder since its inception in 1986. He served as Chief Executive Officer from 1986 through February 2002. From 1965 and until its acquisition by the Company in September 2009, he was Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (now Barnes & Noble College Booksellers, LLC) (“B&N College”), one of the nation’s largest operators of college bookstores. Since 1985, Mr. Riggio has been a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. He also served as a director of GameStop Corp. (“GameStop”), a national video game retailer from 2001 to 2011.

Qualifications, Experience, Attributes and Skills. Mr. Riggio has approximately 45 years of entrepreneurial and executive and board-level experience, resulting from his activities as (at various times) the founder, Chief Executive Officer, chairman of the board and significant stockholder of the Company, B&N College, MBS and GameStop. This extensive experience allows Mr. Riggio to bring to the Board a deep insight into the operations, challenges and complex issues facing the Company and retail-oriented businesses in general.

David G. Golden has served as a director of the Company since October 2010. Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company formed by AOL Co-founder Steve Case, from March 2006 until December 2011. Mr. Golden also served as Executive Chairman of Code Advisors, a private merchant bank focused on the intersections of technology and media from its founding in 2010 through 2012. From February 1988 to April 1990 and from April 1992 to February 2006, Mr. Golden held various positions with JPMorgan Chase and a predecessor firm, Hambrecht & Quist Incorporated, including serving as Vice Chairman and Director of Global Technology, Media and Telecommunications Investment Banking from March 2001 to January 2005 and Chairman of the Western Region from March 2001 to February 2006. At Hambrecht & Quist, he was Co-Director of Investment Banking from April 1998 to December 2000 and Co-Director of Mergers and Acquisitions from April 1993 to March 1998. Mr. Golden is a member of the board of Blackbaud, Inc. (where he currently serves on its Audit Committee). Mr. Golden also is a member of the Advisory Boards of Granite Ventures LLC, a technology venture capital firm, and Partners for Growth LLC, a venture lending firm, and a member of the boards of Everyday Health, Inc., and Vinfolio, Inc. He also serves as a Trustee of The Branson School.

Qualifications, Experience, Attributes and Skills. Mr. Golden is a graduate of Harvard College and Harvard Law School, where he was an editor of The Harvard Law Review. Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan Chase, Hambrecht & Quist Incorporated and Allen & Company Incorporated, and more recently as a partner and executive of Revolution LLC and Executive Chairman of Code Advisors LLC, a next-generation investment bank focused on the intersection of technology and media. Mr. Golden’s technology experience also includes his service as a director and Advisory Board member of several technology companies including Blackbaud, Inc., a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s finance experience at Hambrecht & Quist and JPMorgan included significant work with mergers, capital markets and principal investing, and he has participated as lead merger advisor, equity underwriter or investor on over 150 transactions. Mr. Golden’s prior public company board directorships include CFI ProServices, Inc., Tocor II, Inc. and Vanguard Airlines Incorporated. Given this experience, Mr. Golden brings to the Board substantial knowledge of the technology sector and meaningful insight into the financial and capital-related issues technology companies face.

David A. Wilson has served as a director of the Company since October 2010. Dr. Wilson serves as Chair of the Audit Committee. Dr. Wilson has served, since 1995, as President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education that provides the Graduate Management Admission Test (GMAT). From 2009 to 2010, Dr. Wilson was a Director of Terra Industries Inc., a producer and marketer of nitrogen products, where he was a member of the Audit Committee. From 2002 to 2007, Dr. Wilson was a Director of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), an operator of an international network of licensed campus-based and online universities and higher education institutions, where he was Chairman of the Audit Committee beginning in 2003. From 1978 to 1994, Dr. Wilson was employed by Ernst & Young LLP (and its predecessor, Arthur Young & Company), serving as an Audit Principal through 1981, as an Audit Partner from 1981 to 1983 and thereafter in various capacities including Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a Director of the Ernst & Young Foundation. From 1968 to 1978, Dr. Wilson served as a faculty member at Queen’s University (1968-1970), the University of Illinois at Urbana-Champaign (1970-1972), the University of Texas (1972-1978), where he was awarded tenure, and Harvard University’s Graduate School of Business (1976-1977). Dr. Wilson is also Director of CoreSite Realty Corporation and the chair of its Audit Committee.

Qualifications, Experience, Attributes and Skills. Dr. Wilson has a total of more than 30 years of executive and board-level experience, including serving on the boards of Terra Industries Inc. and Laureate Education, Inc. while those companies were involved in strategic transactions, as well as serving as President and Chief Executive Officer of the Graduate Management Admission Council. Dr. Wilson also has more than 16 years of financial and accounting expertise, including as an Audit Partner at Ernst & Young LLP (and its predecessor, Arthur Young & Company). This experience allows Dr. Wilson to bring to the Board substantial financial and accounting knowledge and valuable insights.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED WHITE PROXY CARD.

Other Directors

George Campbell Jr. has been a director of the Company since 2008. Dr. Campbell serves as Chair of the Compensation Committee. Dr. Campbell, a physicist, was the President from July 2000 through June 2011, and is now President Emeritus of The Cooper Union for the Advancement of Science and Art, New York, NY, a college focusing primarily on engineering, architecture, and art. Dr. Campbell is also a director of Con Edison, Inc. and the MITRE Corporation. He is also a Trustee of Rensselaer Polytechnic Institute, Montefiore Medical Center, the Institute for International Education and the Josiah Macy Jr. Foundation. Dr. Campbell is also a Fellow of the American Association for the Advancement of Science and the New York Academy of Sciences.

Qualifications, Experience, Attributes and Skills. Dr. Campbell has a total of more than 20 years of executive and board-level experience serving on the boards of major companies, as well as serving as President and Chief Executive Officer of The Cooper Union for the Advancement of Arts and Science. Dr. Campbell’s experience has generally been focused in higher education, which is the primary market of B&N College. In addition, Dr. Campbell has more than 12 years of experience in research and development in telecommunications technology at Bell Laboratories. Dr. Campbell also has extensive experience serving on the board of trustees of academic and research institutions and non-profit organizations. This experience allows Dr. Campbell to bring to the Board a unique insight into the Company’s operations, and in particular the environment in which B&N College operates.

Mark D. Carleton has served as a director of the Company since September 2011. Mr. Carleton serves on the Corporate Governance and Nominating Committee. Mr. Carleton was nominated as a director by Liberty Media pursuant to the terms of the Series J Preferred Stock Certificate of Designations. Mr. Carleton has been Senior Vice President of Liberty Media, and served as a Senior Vice President of predecessors of Liberty Media since 2003. His primary responsibilities include corporate development and oversight of Liberty’s technology, music, telecom, satellite and sports interests. Prior to Liberty Media, Mr. Carleton served as a Partner with KPMG LLP from 1993 to 2003, where he had overall responsibility for the communications sector and also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Sirius XM Radio, Inc., Mobile Streams, Air Methods Corp., Ideiasnet and a number of private companies and formerly served as a director of DIRECTV. Mr. Carleton is a member of the Audit and Nominating Committee of Mobile Streams.

Qualifications, Experience, Attributes and Skills. Mr. Carleton received a Bachelor of Science degree in Accounting from Colorado State University, where he currently is a member of the College of Business Global Leadership Council. He also is a member of the University of Colorado Sports and Entertainment Advisory Council. In addition, Mr. Carleton was the Executive in Resident at the Colorado State University Business School for the 2011-2012 school year. Mr. Carleton brings to the Board, among his other skills and qualifications, financial and accounting expertise acquired while serving as a partner at KPMG LLP. In addition, Mr. Carleton services on other public company boards has provided him with a number of skills, including leadership development and succession planning, risk assessment, and shareholder and government relations.

William Dillard, II has been a director of the Company since November 1993. Mr. Dillard serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”) since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a director of Acxiom Corporation.

Qualifications, Experience, Attributes and Skills. Mr. Dillard has a total of more than 40 years of executive and board-level experience, focused in the retail industry. He is also a director of Acxiom and a former manager and senior executive, as well as current Chief Executive Officer, of Dillard’s, a national department store and retailer of luxury goods. This experience in the retail industry, as well as Mr. Dillard’s experience on the board of Acxiom, a company that provides marketing services focused on the use of technology, allows Mr. Dillard to bring to the Board substantial knowledge of the retail sector and a meaningful insight into the challenges facing the Company, including as it implements its digital plans.

Patricia L. Higgins has been a director of the Company since June 2006. Ms. Higgins is the lead independent director and serves on the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Higgins was President, Chief Executive Officer and a director of Switch and Data Facilities Company, Inc., a leading provider of network interconnection and collocation services, from September 2000 to February 2004. Prior to that, she served as Chairman and Chief Executive Officer of The Research Board from May 1999 to August 2000 and Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins is also a director of Travelers, Dycom Industries and Internap. During the previous five years, Ms. Higgins also served as a director of Delta Air Lines, Visteon and SpectraSite Communications. Ms. Higgins was a director of Barnes & Noble.com from 1999 to 2004.

Qualifications, Experience, Attributes and Skills. Ms. Higgins has over 30 years of technology experience, holding senior executive positions in telecommunications, computing and information technology. Ms. Higgins has had extensive board experience as a director of nine public companies, including as a member of six audit committees, chairing two; a member of six compensation committees, chairing one; a member of four governance/nominating committees, chairing one; and chairing one finance committee. This wide-ranging experience allows Ms. Higgins to bring to the Board a significant depth of understanding into the operation and management of public companies, including those in the technology sector.

Gregory B. Maffei has served as a director of the Company since September 2011. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Series J Preferred Stock Certificate of Designations. Mr. Maffei joined Liberty Media as CEO-elect in November 2005 and became Chief Executive Officer in February 2006. Mr. Maffei has also served as President and Chief Executive Officer of Liberty Interactive Corporation since May 2007. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei is a member of the Board of Directors and also serves as Chairman of the Board of the Liberty-associated companies Live Nation Entertainment Inc. since February 2011, Sirius XM Radio Inc. since March 2009, Starz since January 2013 and TripAdvisor, Inc. since February 2013 and as a director of Charter Communications, Inc. since May 2013 and Zillow, Inc. since May 2005. He also chairs the Colorado Governors TBD Initiative. Mr. Maffei has also served as a director of Liberty Interactive Corporation since November 2005. Mr. Maffei served as a director of DIRECTV and its predecessors from February 2008 to June 2010, and has also served as a director of Electronic Arts, Inc. since June 2003, but will not stand for re-election in July 2013.

Qualifications, Experience, Attributes and Skills. Mr. Maffei has an MBA from Harvard Business School, where he was a Baker Scholar, and an AB from Dartmouth College. Mr. Maffei is qualified to serve on our Board because he brings significant financial and operations experience due to his current and former leadership roles at a range of public companies. In particular, Mr. Maffei brings to the Board significant financial and operational experience based on his senior policy making positions at Liberty Media, Oracle, 360networks and Microsoft and his other public company experience as an executive and director.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board met 16 times during the Company’s 2013 fiscal year beginning on April 29, 2012 and ending on April 27, 2013 (“Fiscal 2013”). All directors attended at least 90% of all meetings of the Board. All directors also attended at least 75% of all meetings of the respective committees of the Board on which they served in Fiscal 2013.

Based on information supplied to it by the directors and the director nominees, the Board has affirmatively determined that each of George Campbell Jr., William Dillard, II, David G. Golden, Patricia L. Higgins, Mark D. Carleton and David A. Wilson is “independent” under the listing standards of the New York Stock Exchange (the “NYSE”), and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee. The Audit Committee has the principal function of, among other things, reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent registered public accountants concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below) and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out these functions of the Audit Committee, a copy of which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. In Fiscal 2013, the members of the Audit Committee were, and currently are, Dr. Wilson (Chair), Mr. Golden and Ms. Higgins. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each member of the Audit Committee has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 14 times during Fiscal 2013. Mr. Carleton is a non-voting observer at the meetings of the Audit Committee.

Compensation Committee. The principal function of the Compensation Committee is to review and approve the compensation and employment arrangements for the Company’s executive officers. The Compensation Committee is also responsible for administering various compensation plans of the Company. In Fiscal 2013, the members of the Compensation Committee were, and currently are, Dr. Campbell (Chair), Mr. Dillard and Mr. Golden. All members of the Compensation Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Compensation Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Compensation Committee met 7 times during Fiscal 2013. Mr. Carleton is a non-voting observer at the meetings of the Compensation Committee.

Corporate Governance and Nominating Committee. The principal function of the Corporate Governance and Nominating Committee is to oversee the corporate governance of the Company. The Corporate Governance and Nominating Committee is also responsible for, among other things, identifying and evaluating individuals to serve as directors of the Company and recommending to the Board such individuals, evaluating the Board and management and recommending Board committee assignments. From the beginning of Fiscal 2013 until September 11, 2012, the members of the Corporate Governance and Nominating Committee were Mr. Dillard (Chair), Ms. Higgins and Ms. Irene Miller, a now former Director of the Company. From September 11, 2012 until the end of Fiscal 2013, the members of the Corporate Governance and Nominating Committee were, and currently are, Mr. Dillard (Chair), Ms. Higgins and Mr. Carleton. All members of the Corporate Governance and Nominating Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Corporate Governance and Nominating Committee met 4 times during Fiscal 2013. Mr. Maffei is a non-voting observer at the meetings of the Corporate Governance and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves or in Fiscal 2013 served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board or the Company’s Compensation Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board. Instead, the Corporate Governance and Nominating Committee considers the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or expand the Board will inevitably require a practical approach in light of the particular circumstances at such time, the Board has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, Company management, third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board.

When nominating a sitting director for re-election at an annual meeting, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board and its committees and the director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board at a stockholder meeting if submitted by a stockholder in a timely manner. Any stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board;

•	A description of any arrangements or understandings between the candidate and the Company; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

In accordance with the charter of the Corporate Governance and Nominating Committee, in order for the Corporate Governance and Nominating Committee to consider a candidate submitted by a stockholder for election at a stockholder meeting, the Company must receive the foregoing information not less than 30 days, nor more than 60 days, prior to such meeting; provided, that if less than 40 days’ notice of such meeting is given to stockholders, the Company must receive the foregoing information no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Company’s Corporate Secretary will promptly forward such materials to the Corporate Governance and Nominating Committee. The Company’s Corporate Secretary also will maintain copies of such materials for future reference by the Corporate Governance and Nominating Committee when filling Board positions.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Certain Board Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.barnesandnobleinc.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Board Leadership Structure; Lead Independent Director

The Chairman of the Board is selected by the members of the Board. The positions of Chairman and CEO have been separate since 2002, and the positions remained separate when the Company appointed Michael P. Huseby, CEO of NOOK Media LLC in July 2013, and Mr. Huseby and Mitchell S. Klipper, CEO of the Barnes & Noble Retail Group, report directly to Mr. Leonard Riggio. The Board has determined that the current structure is appropriate at this time in that it enables Messrs. Huseby and Klipper to focus on their roles as CEOs of NOOK Media LLC and the Barnes & Noble Retail Group, respectively, while enabling Mr. Leonard Riggio to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

In addition, in accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board meeting. In addition, the independent directors meet at least once a year in an executive session of only independent directors. Ms. Higgins is currently the Lead Independent Director. The Lead Independent Director, among other things, (a) acts as a liaison between the independent directors and the Company’s management, (b) presides at the executive sessions of non-management and independent directors, and has the authority to call additional executive sessions as appropriate, (c) chairs Board meetings in the Chairman’s absence, (d) coordinates with the Chairman on agendas and schedules for Board meetings, and information sent to the Board, reviewing and approving these as appropriate, and (e) is available for consultation and communication with major stockholders as appropriate.

Risk Oversight

The Board’s primary function is one of oversight. In connection with its oversight function, the Board oversees the Company’s policies and procedures for managing risk. The Board administers its risk oversight function primarily through its Committees. Board Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board on the Company’s enterprise risk assessment.

Communications Between Stockholders and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the then-incumbent directors attended the 2012 annual meeting of stockholders.

Executive Officers

The Company’s executive officers as of July 9, 2013, as well as additional information with respect to such persons, are set forth in the table below:

Name	Age	Position
Leonard Riggio	72	Founder and Chairman of the Board
Michael P. Huseby	58	Chief Executive Officer of NOOK Media LLC and President of Barnes & Noble, Inc.
Mitchell S. Klipper	55	Chief Executive Officer – Barnes & Noble Retail Group
Max Roberts	60	President and Chief Executive Officer – Barnes & Noble College Booksellers
Allen W. Lindstrom	46	Chief Financial Officer
Mary Ellen Keating	56	Senior Vice President of Corporate Communications and Public Affairs
Mark Bottini	53	Vice President and Director of Stores
Jaime Carey	52	Vice President and Chief Merchandising Officer
David S. Deason	54	Vice President of Barnes & Noble Development
Christopher Grady-Troia	61	Vice President and Chief Information Officer
Michelle Smith	60	Vice President of Human Resources
Jamie Iannone	40	President of Digital Products – NOOK Media LLC
Ravi Gopalakrishnan	48	Chief Technology Officer – NOOK Media LLC
Kanuj Malhotra	46	Chief Financial Officer – NOOK Media LLC

Information with respect to executive officers of the Company who also are a director or director nominee is set forth in “Information Concerning the Directors and the Board’s Nominees” above.

Michael P. Huseby was appointed the Chief Executive Officer of NOOK Media LLC and President of Barnes & Noble, Inc. in July 2013. Prior to that, he was Chief Financial Officer of Barnes & Noble from March 2012 to July 2013. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company. Prior to joining Cablevision, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Charter Communications, Inc., the fourth largest cable operator in the U.S. Mr. Huseby was elected to the Board of Directors of Charter Communications in May 2013. From 1999 to 2002, Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a provider of cable television services. In addition, Mr. Huseby spent over 23 years at Arthur Andersen, LLP and Andersen Worldwide, S.C., where he held the position of Global Equity Partner.

Mitchell S. Klipper has been the Chief Executive Officer of the Company’s retail group since March 2010. Since February 2002, he was the Chief Operating Officer of the Company. Prior to that, he was the President of Barnes & Noble Development, the group responsible for selecting, designing and constructing new store locations, and an Executive Vice President of the Company from December 1995 to February 2002.

Max Roberts is President and Chief Executive Officer of Barnes & Noble College Booksellers. Mr. Roberts joined Barnes & Noble in 1996 after having held a number of senior executive positions at diverse retailers, including Petrie Retail, R.H. Macy & Company, and May Department Stores, as well as at the global public accounting firm of Touche Ross & Company (currently Deloitte & Touche). Mr. Roberts graduated cum laude with a degree in Accounting and Business Administration from Oklahoma Christian University.

Allen W. Lindstrom was appointed Chief Financial Officer of the Company in July 2013. Prior to that, he has been Vice President, Corporate Controller of the Company from November 2007 to July 2013. From October 2011 to March 2012, Mr. Lindstrom also served as the interim Chief Financial Officer for the Company.

Prior to joining the Company, Mr. Lindstrom was Chief Financial Officer at Liberty Travel, Inc. from April 2002 to November 2007. From April 2000 to April 2002, he was Financial Controller of The Museum Company, Inc. Prior to that, he held various positions at Toys ‘R’ Us, Inc. from February 1993 to April 2000. Mr. Lindstrom is a Certified Public Accountant.

Mary Ellen Keating joined the Company as Senior Vice President, Corporate Communications and Public Affairs in January 1998. Prior to that, she was an executive with Hill & Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice President and General Manager of Hill & Knowlton’s flagship New York office.

Mark Bottini has been the Vice President and Director of Stores of the Company since October 2003. Prior to that, he was a Regional Director of the Company in New York from December 2000 to October 2003. Mr. Bottini served as a Regional Director of the Company in Chicago from April 1999 to December 2000 and a District Manager of the Company in New York from September 1995 to April 1999. Mr. Bottini began his career with the Company as a District Manager for B. Dalton Booksellers from October 1991 to September 1995.

Jaime Carey has been Chief Merchandising Officer of the Company since May 2008. Mr. Carey was Vice President of Newsstand from January 2005 through April 2008. Mr. Carey has also been a Member of the Board of Directors of the National Book Foundation since 2008.

David S. Deason joined the Company in February 1990 as a Director of Real Estate and became Vice President of Barnes & Noble Development in February 1997.

Christopher Grady-Troia has been the Chief Information Officer of the Company since October 2004. Prior to that, he was Vice President of Information Technology from May 2002 to October 2004. Mr. Grady-Troia began his career with the Company as a Systems Manager in 1993. Prior to that, he was Assistant Director of Information Technology at Ann Taylor Stores Corporation and a Director of Application Development at Lord & Taylor.

Michelle Smith became Vice President of Human Resources of the Company in November 1996. Ms. Smith joined the Company in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the National Retail Federation’s Committee on Employment Law and Health and Employee Benefits Committee.

Jamie Iannone was President of Digital Products of NOOK Media LLC from August 2010 through July 25, 2013. On July 25, 2013, Mr. Iannone’s role changed to General Manager, Partnerships. Mr. Iannone came to Barnes & Noble in June 2009 as Executive Vice President, Product/Shopping, Barnes & Noble.com and BN Digital, where he was responsible for meeting the buying needs and shaping the shopping decisions of visitors to BN.com. Before joining the Company, Mr. Iannone worked at eBay, starting in 2001, where he held roles of increasing responsibility and most recently was the company’s Vice President of Global Search, the largest single investment area at eBay. Previously, he was the Vice President of Buyer Experience, responsible for all aspects of the customer experience. Prior to working at eBay, Mr. Iannone held positions at Microsoft, Primedia Ventures, and Booz Allen & Hamilton. Mr. Iannone is a director and a member of the audit committee of Children’s Place Retail Stores, Inc. Mr. Iannone graduated as the Pyne Prize Scholar from Princeton University with a BS degree in Engineering and received his MBA from Stanford University Graduate School of Business.

Ravi Gopalakrishnan was appointed Chief Technology Officer of NOOK Media LLC in September of 2010. Before becoming Chief Technology Officer, Mr. Gopalakrishnan was the Vice President and Head of Software between March 2009 and August 2010. From November 2007 until February 2009, Mr. Gopalakrishnan was the VP of Engineering at Azingo, where he helped build a Linux mobile platform which was later acquired by Motorola. Prior to joining Azingo, Mr. Gopalakrishnan served as Director of Engineering for Motorola from 2002 to 2007, where he led the development and commercial deployment of new technologies including the world’s first GPRS system, the iconic RAZR and the world’s first 3G multimode UMTS system. Mr. Gopalakrishnan also led Motorola’s entry into the Japanese mobile market with the launch of the RAZR. Mr. Gopalakrishnan holds an MS in Physics from the Indian Institute of Technology Kanpur and an MBA from the Lake Forest Graduate School of Management in Chicago.

Kanuj Malhotra was appointed Chief Financial Officer of NOOK Media LLC in July 2013 in addition to his responsibilities overseeing Corporate Development activities. Mr. Malhotra joined Barnes & Noble as Vice President of Corporate Development in May 2012. Prior to joining the Company, Mr. Malhotra was Vice President and Finance Head for Kaplan Test Prep – a division of The Washington Post Company, where he led a business transformation from physical test centers to a digital online learning platform from April 2011 to May 2012. From 2008 to 2010, Mr. Malhotra was Chief Financial Officer of Sloane Square Partners LLC. From 2005 to 2007, Mr. Malhotra worked at Cendant Corporation where he was Chief Financial Officer for the International Division of Cendant Marketing group and later at Affinion International post divestiture of the Cendant Marketing Group to Apollo Management from 2005 to 2007. Mr. Malhotra began his career in Mergers and Acquisitions at Lehman Brothers. Mr. Malhotra earned his MBA in Finance and his BA in Economics from New York University.

The Company’s officers are elected annually by the Board and hold office at the discretion of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of July 17, 2013, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table who was an executive officer as of July 17, 2013, and by all directors and executive officers of the Company as a group. Mr. Lynch ceased to be a director and executive officer as of July 8, 2013 and accordingly is not included in the table below. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it. Unless otherwise indicated, the address of each person listed is c/o Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)
Leonard Riggio (2)	17,900,132	30.0%
Liberty GIC, Inc. (3)	12,000,000	16.7%
Daniel R. Tisch (4)	4,876,000	8.2%
Dimensional Fund Advisors LP (5)	4,461,213	7.5%
Mitchell S. Klipper (6)	621,937	1.0%
Jamie Iannone (7)	108,867	*
William Dillard, II (8)	56,009	*
Patricia L. Higgins (9)	55,539	*
George Campbell Jr. (10)	31,101	*
David G. Golden (11)	22,986	*
David A. Wilson (12)	22,986	*
Mark D. Carleton (13)	16,829	*
Gregory B. Maffei (14)	16,829	*
Max Roberts (15)	3,433	*
Michael P. Huseby (16)	—	*
All directors and executive officers as a group (21 persons) (17)	19,152,420	31.9%

* Less than 1%.

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after July 17, 2013 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. As of July 17, 2013, there were 59,700,781 shares of Common Stock issued and outstanding (including shares of unvested restricted stock and shares held in the Company’s 401(k) Plan).

(2)	Includes (a) 4,800,876 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), (b) 1,416,500 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees, (c) 724 shares of restricted stock and (d) 712,473 shares held in a rabbi trust established by the Company for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement. Under this deferred compensation arrangement, Mr. Riggio is entitled to 712,473 shares of Common Stock within 30 days following the earliest of: (a) his death; (b) a sale of all or substantially all of the assets of the Company; or (c) a sale of a “controlling interest” in the Company (defined as 40% or more of the Company’s outstanding Common Stock). Mr. Riggio disclaims voting control of all shares held in this trust arrangement. Some of the shares of Common Stock owned by Mr. Riggio are, and other shares in the future may be, pledged as collateral for loans, including loans which were used to purchase Common Stock.

(3)	This information is based upon a Schedule 13D filed with the SEC by Liberty Media Corporation. Liberty GIC, Inc. is currently the beneficial owner of 204,000 shares of Series J Preferred Stock of the Company. Those shares of Series J Preferred Stock are convertible into 12,000,000 shares of Common Stock of the Company (subject to customary anti-dilution adjustments). They are entitled to vote on an as-converted basis.

(4)	This information is based upon a Schedule 13G filed with the SEC by Daniel R. Tisch. As stated in such Schedule 13G, Daniel R. Tisch may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 500 Park Avenue, New York, New York, 10022.

(5)	This information is based upon a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP. As stated in such Schedule 13G, Dimensional Fund Advisors LP may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(6)	Of these shares, 106,899 are issuable upon the exercise of options and 1,930 are shares of restricted stock.

(7)	Of these shares, 43,750 are shares of restricted stock.

(8)	Of these shares, 20,000 are issuable upon the exercise of options and 10,733 are shares of restricted stock.

(9)	Of these shares, 20,000 are issuable upon the exercise of options and 10,733 are shares of restricted stock.

(10)	Of these shares, 10,733 are shares of restricted stock.

(11)	Of these shares, 10,733 are shares of restricted stock.

(12)	Of these shares, 10,733 are shares of restricted stock.

(13)	Of these shares, 8,680 are shares of restricted stock.

(14)	Of these shares, 8,680 are shares of restricted stock.

(15)	Of these shares, none are shares of restricted stock.

(16)	Of these shares, none are shares of restricted stock.

(17)	Of these shares, 345,867 are issuable upon the exercise of options and 123,999 are shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes the material elements of the Company’s compensation programs for its named executive officers, including the Company’s compensation philosophy and objectives. For Fiscal 2013, the Company’s named executive officers were: William J. Lynch, Jr., Chief Executive Officer; Michael P. Huseby, Chief Financial Officer; Mitchell S. Klipper, Chief Executive Officer – Barnes & Noble Retail Group; Jamie Iannone, President – Barnes & Noble Digital Products; Max Roberts, President and Chief Executive Officer – Barnes & Noble College Booksellers; and Leonard Riggio, Chairman of the Board and Founder. Following the conclusion of Fiscal 2013, on July 8, 2013, Mr. Lynch resigned from his position as Chief Executive Officer, and Mr. Huseby assumed the position of President of the Company and Chief Executive Officer of our NOOK Media LLC subsidiary.

Overview of the Compensation Program

Compensation Principles

The Company is the world’s premier destination for books, eBooks, magazines, toys & games, music, DVD and Blu-ray, and related products and services. Taking advantage of vast warehouses across the United States, the Company stocks over 1 million titles for immediate delivery—more than any other online bookseller. The Company has also established itself as a leader in the digital space by producing the best eReader on the market and through a series of key strategic transactions and achievements, as described further below. The Company serves millions of customers and, as of April 27, 2013, employed approximately 34,000 full- and part-time employees. Through strategic partnerships completed during Fiscal 2013 with Microsoft and with Pearson, the Company is being transformed to enhance the value delivered to stockholders.

The Company’s compensation program seeks to attract, incentivize and retain individuals who possess the unique skills, experience and knowledge to implement the Company’s complex global strategy. The Company’s compensation program for the named executive officers is structured to implement the following guiding principles:

Pay for performance — The compensation program is designed to reward the named executive officers for attaining established goals that require the dedication of their time, effort, skills and business experience to the success of the Company and the maximization of stockholder value. A significant portion of the named executive officers’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual incentive compensation and is measured principally by the Company’s consolidated EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation and amortization), each as adjusted as described below. Given the industry’s transformation into digital reading, the Company’s long term financial success is critically dependent on strategic initiatives and accomplishments in the digital space. Such strategic accomplishments were formally incorporated into the annual incentive compensation program for Fiscal 2013 and were also recognized through the transaction bonus awarded to our Chief Executive Officer in connection with the Microsoft and Pearson strategic investments in our NOOK Media subsidiary. Long-term performance is rewarded through equity-based awards (including restricted stock, stock options and restricted stock units), the value of which is based upon the performance of the Company’s stock price.

Pay competitively — The compensation program is designed to be competitive relative to the compensation provided by peer group companies and to allow the Company to attract and retain individuals whose skills are critical to the current and long-term success of the Company. Because the implementation of the Company’s global strategy requires long-term commitments on the part of the named executive officers, and because competition for top talent is intense in the Company’s industry, retention is a key objective of the compensation program.

Align pay to business objectives and long-term strategy — The compensation program is designed to reward and motivate the named executive officers’ individual and team performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of the named executive officers should be aligned with those of the Company’s stockholders.

Fiscal 2013 Operational Highlights

During Fiscal 2013, the Company made several key strategic steps and accomplished several critical strategic goals. The Company’s management team was critical in steering the Company through pricing challenges and took significant action to begin to right size the Company’s cost structure in the NOOK™ business. The Company achieved significant strategic progress during the year by closing the Microsoft transaction and entering into and closing the Pearson transaction, thereby strengthening the Company’s financial position and solidifying the NOOK™ business’ position as a leader in the rapidly growing market for digital content in the consumer and education segments. The Compensation Committee carefully considered these achievements and the financial challenges the Company faced in Fiscal 2013 in order to ensure that the compensation program would adequately reflect the Company’s compensation principles.

Roles of the Compensation Committee and Management in Compensation Decisions for the Named Executive Officers

The Compensation Committee has responsibility for establishing, implementing and overseeing the Company’s compensation program for the named executive officers. The Compensation Committee reviews and approves the Company’s compensation principles and the compensation of the named executive officers. As more fully described below, with respect to the Chief Executive Officer, the Compensation Committee reviews and approves corporate goals and objectives relevant to his compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation. Regarding the executive officers of the Company and any other executives of the Company earning a base salary of $400,000 or more, the Compensation Committee annually reviews and approves the annual base salary levels, the annual incentive opportunity levels, the long-term incentive opportunity levels and the employment and severance agreements, in each case as, when and if appropriate, and any special or supplemental benefits. In addition, the Compensation Committee annually reviews and makes recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s directors and officers, including incentive compensation plans and equity-based plans, and approves all new incentive plans and major benefit programs. The Compensation Committee also administers the Company’s equity incentive plan.

The performance of each of the Chairman and the Chief Executive Officer is reviewed annually by the Compensation Committee. The Chairman and the Chief Executive Officer annually review the performance of each of the other named executive officers. Their compensation recommendations following these reviews are presented to the Compensation Committee, together with the Chairman’s compensation recommendations with respect to the Chief Executive Officer. The Chairman’s compensation is determined exclusively by the Compensation Committee. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package afforded by the Company to the named executive officers, including insurance and other benefits. In accordance with the Company’s compensation principles, the Compensation Committee considers the full compensation package provided to each of the named executive officers in light of: (a) the Company’s business performance; (b) each named executive officer’s experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions and (e) compensation provided by the Company’s peers. When approving equity awards, the Compensation Committee considers the size and vesting schedule of outstanding awards. Based on its judgment and expertise, the Compensation Committee may exercise its discretion to modify any or all recommended elements of compensation or awards to the named executive officers.

Retention of Consultants

The Compensation Committee has retained an independent compensation consultant. In order to ensure that the consultant’s advice to the Compensation Committee remains objective and is not influenced by the Company’s management, the consultant reports to and takes direction from the Compensation Committee itself and not from the Company’s management. With the consent of the Compensation Committee, the consultant may contact the Company’s management for information necessary to fulfill its assignments, such as information regarding personnel responsibilities and salaries. The consultant may also, and frequently does, provide reports and presentations to and on behalf of the Compensation Committee that management also receives. Management’s contact with the compensation consultant in this regard is at the Compensation Committee’s direction. All decisions with respect to the amount and form of director and executive compensation are made by the Compensation Committee alone, subject to the approval of the full Board with respect to the compensation of the directors, and may reflect factors and considerations other than the information and advice provided by the compensation consultant.

In Fiscal 2013, the Compensation Committee continued the engagement of Frederic W. Cook & Co., Inc., an independent nationally recognized compensation consulting firm (“Cook & Co.”), to provide information, analyses and advice regarding executive compensation and other matters. During Fiscal 2013, Cook & Co. provided assistance on amending and restating the 2009 Incentive Plan, revising the design of the Fiscal 2013 annual incentive awards and goals applicable to the named executive officers, designing retention stock awards, assessing the competitiveness of executive compensation levels, the terms and provisions of the Chief Executive Officer’s new employment agreement and drafting proxy disclosures. In addition, Cook & Co. provided advice on director compensation and director stock ownership guidelines. Cook & Co. does not provide other services to the Company in addition to providing compensation consulting services to the Compensation Committee. The Compensation Committee has assessed the independence of Cook & Co. as required by both the SEC rules and the New York Stock Exchange Listing Standards and concluded that no conflict of interest exists with respect to its services to the Compensation Committee.

Establishment of Competitiveness

Compensation Peer Group

During Fiscal 2013, the Compensation Committee used the same 20-company peer group (“Compensation Peer Group”) approved in Fiscal 2012 to assess competitive pay and practices for the named executive officers. As shown in the table below, the peer group consists of a mix of specialty and internet retail companies and technology companies aligned with the Company’s digital business strategy.

Compensation Peer Group

Adobe Systems Incorporated	Netflix, Inc.
Bed Bath & Beyond, Inc.	Office Depot, Inc.
Dick’s Sporting Goods, Inc.	OfficeMax, Inc.
eBay Inc.	priceline.com Incorporated
Expedia, Inc.	Radio Shack, Corp.
The Gap, Inc.	BlackBerry Limited
Intuit Inc.	SanDisk Corporation
Limited Brands, Inc.	Western Digital Corporation
Motorola Mobility Holdings, Inc.	Williams-Sonoma, Inc.
NCR Corporation	Yahoo! Inc.

In addition, the Compensation Committee considers market information based on technology industry survey data from Radford, an Aon Hewitt company, and general industry survey data from Cook & Co. (together, “Competitive Survey Data”). Depending on the position being analyzed, the Radford Global Technology Survey included between 20 and 26 company participants, and the general industry survey data included between six and 86 company participants. The surveys do not provide sufficient detail to identify which survey company participants provided data for each position analyzed. All survey data are sized to be appropriate for the Company’s annual revenue, which was just under $3 billion when the analysis was conducted.

Competitiveness

The Compensation Committee does not set percentile goals for its executive compensation relative to any peer group. However, the Compensation Committee generally considers market median compensation for the Compensation Peer Group and the Competitive Survey Data when negotiating the employment agreements of certain named executive officers and assessing the competitiveness of executive compensation levels, as discussed below.

Competitive market data is just one factor that the Compensation Committee considers in determining compensation levels for the named executive officers. In addition, the Compensation Committee considers: (a) the Company’s business performance; (b) each named executive officer’s job responsibilities, experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions and (e) the recommendations of the Chairman and the Chief Executive Officer. In Fiscal 2013, the compensation of the named executive officers was determined by taking into account the terms and conditions of their respective employment agreements, their respective significant job responsibilities and their roles in managing the Company’s retail, college and digital businesses, as applicable. In addition, with regard to the named executive officers’ retention awards, the Compensation Committee considered the degree to which each executive played a vital role in the achievement of the Company’s strategic goals in Fiscal 2013 as well as the degree to which the Company will depend on their skills, knowledge and experience as it moves forward with its transformation.

A portion of the compensation of the named executive officers in Fiscal 2013 was based on the terms and conditions of their employment agreements. Mr. Lynch’s new agreement was executed in Fiscal 2013, as discussed in more detail below. Mr. Huseby’s agreement was executed in Fiscal 2012, Messrs. Klipper and Riggio’s agreements were executed in Fiscal 2010, and Messrs. Iannone and Roberts’ agreements were executed in Fiscal 2009. In determining the compensation provided in Mr. Lynch’s employment agreement, the Compensation Committee considered the market median of chief executive officer-level compensation in the Compensation Peer Group. The Compensation Committee also considered Mr. Lynch’s significant job responsibilities for the Company’s digital business, particularly his leadership role establishing NOOK Media LLC as a separate subsidiary of the Company and negotiating the strategic investments made by Microsoft and Pearson. With respect to Mr. Huseby’s employment agreement, the Compensation Committee considered the market median chief financial officer-level compensation for companies according to market information based on Competitive Survey Data presented to the Compensation Committee members, as well as the compensation paid to him by his prior employer. In addition, because Mr. Huseby’s compensation was determined during the negotiation process, the Compensation Committee made certain determinations specifically to induce Mr. Huseby to accept the role of the Company’s Chief Financial Officer. In determining the compensation provided in Mr. Klipper’s employment agreement, the Compensation Committee considered the market median compensation of both chief operating officers and the-second-highest paid executive in each company in its then-used 12-company peer group of retail companies. With regard to Mr. Riggio, the Compensation Committee also considered that he had significant job responsibilities that were in addition to his role in managing the Company’s retail business. With regard to Messrs. Iannone and Roberts, the Compensation Committee considered the median compensation for their respective roles according to market information based on Competitive Survey Data presented to the Compensation Committee members and the significance of each executive’s job responsibilities in determining each executive’s compensation in addition to the terms and conditions of such executive’s employment agreement.

In early Fiscal 2013, the Compensation Committee reviewed the findings of an updated competitive analysis conducted by Cook & Co. using the Compensation Peer Group and the Competitive Survey Data. The findings indicated that target total direct compensation (i.e., base salary, annual cash incentive and the average annual value of equity awards) for the named executive officers, excluding Mr. Riggio who was not included in the analysis, is generally aligned with market median levels of the Compensation Peer Group and the median to the 75th percentile of the Competitive Survey Data or above the 75th percentile in the case of Mr. Klipper. Mr. Klipper has been with the Company for many years and, as Chief Executive Officer—Barnes & Noble Retail Group, has assumed responsibilities beyond those of a traditional head of a business unit, including successfully managing the retail business, one of the Company’s most critical operations, and implementing the Company’s new digital strategy in its retail stores. In addition, due in large part to Mr. Klipper’s exemplary leadership, the retail business consistently out-performs expectations.

Set forth below is a chart showing the Fiscal 2013 compensation by element and target total compensation for the named executive officers, excluding Mr. Riggio, relative to either the Compensation Peer Group based on compensation paid by members of the Compensation Peer Group for 2011 or the Competitive Survey Data, depending on the position.

Pay Percentile Relative to Market
Executive Name	Peer Group Position	Base Salary	Target Total Cash	Target Total Direct Compensation
William J. Lynch, Jr.	CEO	75th	At 75th	25th – 50th
Michael P. Huseby	CFO	Above 75th	Above 75th	50th – 75th
Mitchell S. Klipper	2nd Highest-Paid	Above 75th	Above 75th	Above 75th
Jamie Iannone	Top Group Exec.	At 75th	Above 75th	At 50th
Max Roberts	Top Group Exec.	Above 75th	Above 75th	50th – 75th

Impact of Fiscal 2012 Say-on-Pay Vote

At the Fiscal 2012 annual meeting of stockholders of the Company which was held on September 11, 2012, the stockholders approved, on an advisory basis, the Fiscal 2012 compensation of the Company’s named executive officers, which is commonly referred to as a “say-on-pay” proposal, by an affirmative vote of over 90% of the votes cast on the proposal, which was similar to the Fiscal 2011 vote result. Accordingly, the Compensation Committee determined that it was not necessary to materially alter its compensation practices for Fiscal 2013 to address stockholder feedback.

Key Elements of Compensation

Consistent with the Compensation Committee’s compensation principles, the following elements make up the compensation of the named executive officers:

•	Base Salary

•	Performance-Based Annual Incentive Compensation

•	Long-Term Equity

•	Retirement, Other Benefits and Limited Perquisites

Set forth below is a chart showing, for each named executive officer, the percentage of total compensation that each element of compensation comprised in Fiscal 2013. Percentages for some rows may not add to 100% due to rounding.

Executive Name	Base Salary	Performance- Based Annual Incentive Compensation	Other Bonus	Long-Term Equity	All Other Compensation
William J. Lynch, Jr.	16%	8%	24%	51%	0%
Michael P. Huseby	32%	0%	48%	19%	1%
Mitchell S. Klipper	30%	68%	0%	0%	2%
Jamie Iannone	19%	22%	0%	58%	1%
Max Roberts	39%	29%	0%	31%	2%
Leonard Riggio	98%	0%	0%	0%	2%

The relative mix of compensation among the elements is designed to strike a long-term balance between rewarding annual performance in a competitive marketplace and aligning the long-term interests of the Company’s named executive officers with those of the Company’s stockholders.

Base Salaries

The Company pays its named executive officers a base salary to provide them with a guaranteed minimum compensation level for their annual services. A named executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is a component of total direct compensation, which is intended to be competitive with the total direct compensation paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities (see the discussion in the “Compensation Discussion and Analysis—Establishment of Competitiveness” section of this Proxy Statement).

The Compensation Committee usually establishes base salaries of the named executive officers by the end of the first quarter of each fiscal year. In early Fiscal 2013, due to base salary increases in Fiscal 2012 and the performance challenges the Company faced in Fiscal 2012, the Compensation Committee decided to defer for a six-month period its decision regarding base salary increases for Fiscal 2013 in order to allow the Compensation Committee to evaluate the Company’s performance and outlook at that time. Taking into account the competitive analysis conducted by Cook & Co. of the named executive officer base salary levels in the Compensation Peer Group, the Compensation Committee determined that no salary increases would be awarded to the named executive officers in Fiscal 2013.

	Base Salaries
Executive Name	Annual Rate Approved in Fiscal 2012	Annual Rate in Fiscal 2013
William J. Lynch, Jr.	$1,200,000	$1,200,000
Michael P. Huseby	$850,000	$850,000
Mitchell S. Klipper	$927,000	$927,000
Jamie Iannone	$550,000	$550,000
Max Roberts	$725,000	$725,000
Leonard Riggio	$100,000	$100,000

Performance-Based Annual Incentive Compensation

In addition to a base salary, in Fiscal 2013, each of the named executive officers (other than Mr. Huseby) was granted an award of performance-based annual incentive compensation.

Performance Units — Each of Messrs. Lynch, Klipper, Iannone and Roberts was granted performance-based annual incentive compensation awards in the form of cash-settled performance units, payable in accordance with the 2009 Incentive Plan, and earned at up to maximum levels based upon a corporate performance target of adjusted earnings before interest and taxes (“Adjusted EBIT”) for compliance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Upon achievement of the Adjusted EBIT2 target, the amounts that Messrs. Lynch, Klipper, Iannone and Roberts were eligible to receive were further subject to a combination of Company-wide or business segment Adjusted EBITDA and individual targets, as described below, under either the Executive Incentive Compensation Plan (“Executive Plan”) or the Incentive Compensation Plan for Home Office Management (“Home Office Plan”), which, in Fiscal 2013, resulted in payout levels that were significantly below the maximum levels earned based upon achievement of the Adjusted EBIT target. The performance units, which vest over a one-year period, are designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives and to be deductible under Section 162(m) of the Code. The performance units granted to each of Messrs. Lynch, Klipper, Iannone and Roberts have an Adjusted EBIT target of negative $185,334,000 that was established by the Compensation Committee in consultation with the Chairman and the Chief Executive Officer during the first quarter of Fiscal 2013. The target was set to ensure a minimum level of performance for payment of annual incentives, and was a negative number given that our digital business was expected to have significant cash flow requirements in Fiscal 2013. The Compensation Committee considers Adjusted EBIT to be an appropriate performance metric for performance units because it reflects the financial performance of the Company and aligns performance-based annual incentive compensation with the interests of stockholders. Following the close of Fiscal 2013, the Compensation Committee certified that the Company had achieved the Adjusted EBIT goal, which enabled the Compensation Committee to award up to maximum annual incentive compensation to Messrs. Lynch, Klipper, Iannone and Roberts. The Compensation Committee then applied the corporate and individual performance targets under the Executive Plan and the Home Office Plan, as applicable, to determine the actual payment amounts, as discussed below.

In establishing the target payouts of the performance units under the Executive Plan and the Home Office Plan, the Compensation Committee conducted a subjective analysis that took into consideration each of the covered named executive officer’s prior performance and anticipated future performance and the responsibilities of each named executive officer, both within the Company and as compared to the responsibilities of similarly situated executives in the Compensation Peer Group. The Compensation Committee also considered the payout necessary to achieve the level of total cash compensation and total direct compensation that the Compensation Committee determined was necessary to retain and incentivize each of these named executive officers.

Executive Plan — For Fiscal 2013, the Compensation Committee approved changes to the determination of annual incentive compensation under the performance units for Messrs. Lynch and Klipper to include individual performance targets to formally incorporate strategic accomplishments rather than relying solely on discretionary bonuses. The Compensation Committee set the target payout percentages for each of Messrs. Lynch and Klipper at 150% and 250% of base salary, respectively, with a maximum payout percentage of 117% of target, based on its consideration of the factors described in the immediately preceding paragraph.

Given Mr. Lynch’s overall responsibility for the Company, his Fiscal 2013 annual incentive compensation under the performance units was based 65% on Adjusted EBITDA on a consolidated basis as a corporate performance target and 35% on individual performance targets. Recognition of Mr. Lynch’s contributions to the Microsoft and Pearson strategic investments and other transactions was made through a

[2]	“Adjusted EBIT” is defined as the Company’s income from ongoing operations (excluding income on investments and foreign currency gains) on a consolidated basis, before deduction of interest expenses and income taxes and prior to payment of performance unit awards and adjusted to exclude the effects of charges for (a) restructurings, discontinued operations, extraordinary items and other unusual on non-recurring items, (b) any event either not directly related to the operations of the Company or not within reasonable control of the Company’s management, (c) the cumulative effect of accounting changes, (d) non-routine litigation expenses such as derivative actions, (e) all costs and expenses related to the Microsoft transaction and work related to the conditions to close the Microsoft transaction and (f) any costs and expenses relating to the effort to prepare for or implement a complete separation of Nook Media LLC.

transaction bonus of $1.8 million included in the terms of his new employment agreement, as described further below in “Key Elements of Compensation – Transaction Bonus to Mr. Lynch”. Based on the importance of Mr. Klipper’s leadership to both the Company’s retail business and the Company’s overall consolidated performance, Mr. Klipper’s Fiscal 2013 annual incentive compensation under the performance units was based 25% on achievement of the consolidated Adjusted EBITDA corporate performance target, 50% on achievement of Adjusted EBITDA with respect to the Company’s retail operating segment (“Retail Adjusted EBITDA”) and 25% on the achievement of his individual performance targets. Recognition of Mr. Klipper’s contributions to the Microsoft and Pearson strategic investments was made through an increase in his target bonus from 150% of base salary in Fiscal 2012.

In addition, Mr. Riggio was eligible for Fiscal 2013 annual incentive compensation with a target payout percentage of 150% of base salary and a maximum payout percentage of 117% of target, based solely on the attainment of the consolidated Adjusted EBITDA target under the Executive Plan.

“Adjusted EBITDA”3 means EBITDA as reported in the Company’s audited financial statements with certain adjustments relating to expenses incurred in connection with proxy contests, derivative litigation and the strategic alternative process. During the first quarter of Fiscal 2013, the Compensation Committee established a target level of consolidated Adjusted EBITDA of approximately $150.4 million. Consolidated Adjusted EBITDA was chosen as the Company-wide performance metric in order to incentivize the named executive officers to work together to advance the Company’s continuing efforts to integrate its operations as a multi-channel retailer in order to realize operational efficiencies and to provide a superior and seamless experience for customers.

Set forth below is a chart showing the payout scale on which the consolidated Adjusted EBITDA portion of incentive compensation was based. For Fiscal 2013, the Company’s actual consolidated Adjusted EBITDA was less than the minimum performance level of 50% of the consolidated Adjusted EBITDA target. Accordingly, actual consolidated Adjusted EBITDA performance resulted in a payout for this portion of the executives’ annual incentive compensation of 0% of target.

Level of Achievement of Consolidated Adjusted EBITDA Target	% of Target Payout
0% – less than 50%	0%
50% – less than 75%	25%
75% – less than 100%	62.5%
100% – less than 112.5%	100%
112.5% – less than 125%	108.5%
125% or more	117%

The Retail Adjusted EBITDA performance target established with respect to Mr. Klipper is defined and determined in the same manner as Adjusted EBITDA, but only with respect to the Company’s retail operating segment for which Mr. Klipper is primarily responsible. During the first quarter of Fiscal 2013, the Compensation Committee established a target level of Retail Adjusted EBITDA of approximately $249.9 million. Set forth below is a chart showing the payout scale on which the Retail Adjusted EBITDA portion of Mr. Klipper’s annual incentive compensation was based. For Fiscal 2013, the Company’s actual Retail Adjusted EBITDA was $370.8 million, which resulted in a payout for this portion of his annual incentive compensation of 117% of target.

[3]	“Adjusted EBITDA” is defined as EBITDA as reported in the Company’s audited financials, plus (i) an adjustment for pre-tax legal and settlement related net expenses incurred in connection with certain derivative litigation and proxy contests and (ii) an adjustment for costs incurred in connection with the strategic alternative process.

Level of Achievement of Retail Adjusted EBITDA Target	% of Target Incentive Compensation Payout
0% – less than 84%	0%
84% – less than 88%	50%
88% – less than 92%	75%
92% – less than 108%	100%
108% – less than 112%	105%
112% or more	117%

Home Office Plan — Messrs. Iannone and Roberts are responsible for more focused areas of the Company’s business. For that reason, all or a portion of each of these executive’s annual incentive compensation under the performance units was determined under the Company’s Home Office Plan. For Fiscal 2013, the Compensation Committee set the target payout percentages for each of Messrs. Iannone and Roberts at 100% of base salary, with a maximum payout percentage of 117% of target, based on its consideration of the factors described in “Key Elements of Compensation—Performance Based Annual Incentive Compensation—Performance Units” above. Given that Mr. Iannone is responsible for the Company’s digital products business, which has a significant impact on both our retail and digital content businesses, Mr. Iannone’s annual incentive compensation was determined under the Home Office Plan based 25% on consolidated Adjusted EBITDA and 75% on individual performance targets and, as described below, he also participates in the Digital Products Device Development Incentive Bonus Plan (“Digital Plan”). Given Mr. Roberts’ responsibility for the Company’s college business, including the scope of his duties and his individual capacity to affect the overall performance of the college business, Mr. Roberts’ annual incentive compensation was determined under the Company’s Home Office Plan based 25% on consolidated Adjusted EBITDA, 50% on achievement of Adjusted EBITDA with respect to the Company’s college operating segment (“College Adjusted EBITDA”) and 25% on individual performance targets. See “Key Elements of Compensation—Performance Based Annual Incentive Compensation—Executive Plan” above for a chart showing the payout scale on which the consolidated Adjusted EBITDA portion of each of Messrs. Iannone and Roberts’ annual incentive compensation was based. Actual consolidated Adjusted EBITDA resulted in a payout for this portion of 0% of target.

The College Adjusted EBITDA performance target established with respect to Mr. Roberts is defined and determined in the same manner as Adjusted EBITDA, but only with respect to the Company’s college operating segment for which Mr. Roberts is primarily responsible. During the first quarter of Fiscal 2013, the Compensation Committee established a target level of College Adjusted EBITDA of approximately $112.6 million. Set forth below is a chart showing the payout scale on which the College Adjusted EBITDA portion of Mr. Roberts’ annual incentive compensation was based. For Fiscal 2013, the Company’s actual College Adjusted EBITDA was $113.7 million, which resulted in a payout for this portion of his annual incentive compensation of 100% of target.

Level of Achievement of College Adjusted EBITDA Target	% of Target Incentive Compensation Payout
0% – less than 84%	0%
84% – less than 88%	50%
88% – less than 92%	75%
92% – less than 108%	100%
108% – less than 112%	105%
112% or more	115%

The Compensation Committee determined that the accomplishment of the Company’s strategic objectives during Fiscal 2013 and the operational challenges it faced represented extraordinary work for the named executive officers and specifically with respect to the individual performance goals established under the performance units for each of Messrs. Lynch, Klipper, Iannone and Roberts. Additionally, the Compensation Committee noted that these named executive officers had exhibited strong leadership over the Company’s various operating business segments, taken important action during the year, and accomplished significant positive results, relating to, among other things, the Microsoft transaction and the Pearson transaction and the long-term strategy of the NOOK™ business and the Company’s digital, retail and college businesses which favored the Company’s long-term global strategy and stockholder value creation. Taking into account these factors, the Compensation Committee determined that it was appropriate to pay out the individual performance goal-related portion of these named executive officers’ Fiscal 2013 performance units at 100% of target.

Set forth below is a chart showing target, maximum and actual annual performance-based incentive compensation under the performance units for each of Messrs. Lynch, Klipper, Iannone and Roberts and for Mr. Riggio for Fiscal 2013.

Name	Target Payout as a % of Salary	Payout Range as a % of Target	Target Incentive Compensation Award	Maximum Award	Actual Award	Actual Award as a % of Target
William J. Lynch, Jr.	150%	0-113%	$1,800,000	$2,029,500	$630,000	35%
Mitchell S. Klipper	250%	0-108%	$2,317,500	$2,494,789	$2,088,068	90.1%
Jamie Iannone	100%	0-104%	$550,000	$573,375	$412,500	75%
Max Roberts	100%	0-113%	$725,000	$817,438	$543,750	75%
Leonard Riggio	150%	0-117%	$150,000	$175,500	$0	0%

Digital Plan — Mr. Iannone participated in the Digital Plan for Fiscal 2013 as he is primarily responsible for driving the digital products business domestically and internationally and liaising with retail chain stores, the largest customers of the Company’s digital products business, and because of the different and higher market pay and competitive pressures applicable to the Company’s digital business. For Fiscal 2013, Mr. Iannone was eligible for a payout under the Digital Plan based on 0.05% of the net sales revenue with respect to the bonus period for any e-book reading device developed specifically by the Company’s digital products group. His actual payment under the Digital Plan for Fiscal 2013 was $226,425 and, as a result, his total annual performance-based incentive compensation for Fiscal 2013 was $638,925.

Transaction Bonus to Mr. Lynch

Pursuant to the terms of his new employment agreement, Mr. Lynch was granted a transaction bonus of $1.8 million in Fiscal 2013 in recognition of his contributions to the Microsoft and Pearson strategic investments in our NOOK Media LLC subsidiary, both of which were completed in Fiscal 2013. Each of these transactions was an important element in the Company’s strategy to solidify its position in the market for digital content in both the consumer and education segments, and to enable the Company, together with Microsoft and Pearson, to advance world-class digital reading experiences to the Company’s customers and extend the reach of its digital bookstore by providing one of the world’s largest digital catalogues of eBooks, magazines and newspapers to hundreds of millions of Microsoft’s Windows customers. Given the significant role Mr. Lynch played in securing these key strategic investments, the Compensation Committee deemed it appropriate to grant him the transaction bonus for Fiscal 2013.

Award to Mr. Huseby

Mr. Huseby leads the Company’s finance organization, and is responsible for aligning the Company’s finance and business strategies, optimizing the capital structure and helping to scale the rapidly growing digital business. He also oversees the functions of planning and analysis, corporate development, accounting, treasury, tax, investor relations and internal audit. Pursuant to his employment agreement, as described further below, Mr. Huseby is entitled to an annual bonus for Fiscal 2013, which is guaranteed at 150% of his annual base salary.

During the negotiation of Mr. Huseby’s employment agreement, the Compensation Committee determined that, as the Company deemed Mr. Huseby’s extensive experience and knowledge integral to the future execution of its complex global strategy, in order to induce Mr. Huseby to join the Company and also in light of certain foregone benefits, the guaranteed bonus was appropriate.

Long-Term Equity

The Company chooses to grant long-term equity awards, consisting of restricted stock, stock options and restricted stock units, to align the interests of the named executive officers with those of the Company’s stockholders, incentivize superior performance over time and foster retention based both on service-based vesting criteria and on the potential appreciation in the value of the underlying stock as a result of each named executive officer’s contributions to the Company. Awards vest according to a service-based vesting schedule and are not subject to the achievement of performance targets. In determining the value of long-term equity awards with which to compensate the named executive officers, the Compensation Committee considers the amount of equity awards issued to similarly situated executives at companies in peer groups (as discussed above), the availability of equity for employee grants and the appropriate balance between cash and equity-based awards.

The Compensation Committee believes that the use of a mix of restricted stock, stock options and restricted stock units results in less dilution to stockholders than the use of restricted stock alone, because the grantee is not the owner of the underlying shares until a stock option is exercised or a restricted stock unit vests, and enhances value creation through stock price appreciation and alignment of stockholder and executive officer interests while still accomplishing the Company’s retention objective.

As mentioned above, because of significant retention concerns, including competitor recruitment of key employees and morale concerns arising from market uncertainties and the receipt of generally smaller bonuses for the prior two fiscal years and no salary increases during Fiscal 2013 to executives with high salary positioning, the Compensation Committee, in connection with the Company’s broad-based retention program, approved the following selective equity awards to named executive officers during Fiscal 2013:

	Stock Options		Restricted Stock Units
	Shares	Value	Shares	Value
William J. Lynch, Jr.	500,000	$3,865,000	—	—
Michael P. Huseby	—	—	30,000	$500,100
Jamie Iannone	—	—	100,000	$1,667,000
Max Roberts	—	—	35,000	$583,450

The Compensation Committee decided to grant restricted stock units, as opposed to restricted stock, to key employees because restricted stock units result in less dilution to stockholders than the use of restricted stock alone (as mentioned above) and they would not provide voting rights upon grant since the Compensation Committee determined that recipients should earn voting rights upon vesting rather than upon grant. Awards made under the retention program generally vest in the following three installments: 25% vests upon the second anniversary of the grant date, 25% vests upon the third anniversary of the grant date and 50% vests upon the fourth anniversary of the grant date.

Because it was critical to the Company to retain Mr. Lynch given his role in the Company’s digital strategy, the importance of his significant experience in the technology sector to his role as Chief Executive Officer and the fact that under his leadership the Company has, in a short period, been transformed into a leader in digital technology, on December 9, 2011, the Compensation Committee approved a grant to Mr. Lynch of options to purchase 1,000,000 shares of common stock. The grant to Mr. Lynch vests as follows: 25% on December 9, 2013, 25% on December 9, 2014 and the remaining 50% on December 9, 2015. However, in the first quarter of Fiscal 2013, the Company subsequently determined that stock options with respect to 500,000 shares of common stock approved on December 9, 2011 were not validly granted pursuant to the 2009 Incentive Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 36-month period. Accordingly, the attempted grant of these excess stock options was ineffective, and they were never granted under the 2009 Incentive Plan. In order to rectify the situation, and in the interest of furthering the compensation objective of aligning pay to business objectives and long-term strategy, the Compensation Committee sought stockholder approval of an amendment to the 2009 Incentive Plan, that allowed an additional grant of stock options with respect to the 500,000 shares of common stock to Mr. Lynch to replace the options that were not granted under the 2009 Incentive Plan. This approval was received and a grant of 500,000 options was made to Mr. Lynch on September 11, 2012, which is reflected in the table above. The vesting schedule and other terms of the new options are identical to the vesting schedule of the excess options.

Other Components of Compensation

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides the Company’s named executive officers and other employees with a means for accumulating tax-deferred savings for retirement purposes. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($17,000 for 2012), subject to a $5,500 increase for participants who are age 50 or older. The amount of the Company’s matching payments for each of the named executive officers is set forth in Note 7 to the Summary Compensation Table.

As of December 31, 1999, substantially all employees of the Company were covered under the Company’s Employees’ Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit pension plan. As of January 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. The Retirement Plan was frozen to reduce financial volatility and transition the Company’s employees to a more customary defined contribution plan. Subsequent service continues to be the basis for vesting of benefits not yet vested at December 31, 1999, and the Retirement Plan will continue to hold assets and pay benefits.

The estimated pension benefits accrued by the named executive officers are set forth below in the table entitled “Pension Benefits.”

Limited Perquisites and Other Compensation

The Company does not have a formal program providing perquisites to its named executive officers. As described in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—General Provisions” section of this Proxy Statement, Messrs. Lynch, Huseby, Klipper and Roberts are entitled to the limited perquisites (i.e., pertaining to supplemental life and disability insurance and a car allowance) set forth in their employment agreements and, in addition, Mr. Lynch was entitled to certain compensation and benefits in connection with his hiring by the Company. The Company provides perquisites to provide for the financial security of named executive officers and their families and to enhance their business efficiency.

The perquisites and other compensation received by the named executive officers are set forth in Note 7 of the Summary Compensation Table.

Severance and Change of Control Payments and Benefits

The employment agreement of each of Messrs. Lynch, Huseby, Klipper, Iannone and Roberts provides for certain severance payments and benefits upon termination of employment by the Company without cause or, in the case of the employment agreement of each of Messrs. Lynch, Huseby, Klipper and Roberts, by the named executive officer for good reason (including upon termination within two years following a change of control), as described in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” section of this Proxy Statement. The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits were selected to provide these named executive officers with financial protection upon loss of employment in order to support our executive retention goals and to enable them to focus on the interests of the Company and its stockholders in the event of a potential change of control. When the agreements were entered into, the triggering events and amounts were considered to be competitive with severance protection being offered by other companies with whom we compete for highly-qualified executives.

The compensation received by each of the named executive officers upon termination or change of control is set forth in the Potential Payments Upon Termination or Change of Control Table.

Employment Agreements with the Named Executive Officers

For a summary of the material terms of the employment agreements with the named executive officers that affect the amounts set forth in the tables following this Compensation Discussion and Analysis, see the discussion in the “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers” section of this Proxy Statement.

Tax Implications

In making its compensation determinations, the Compensation Committee considers the potential impact of Section 162(m) of the Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other highest-paid officers employed at the end of the fiscal year (other than the Chief Financial Officer) unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a committee of two or more outside directors, (c) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (d) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval in June 2009 for the 2009 Executive Performance Plan and the 2009 Incentive Plan and in September 2012 for the Amended and Restated 2009 Incentive Plan, which provide for the payment of compensation in compliance with Section 162(m) of the Code, and the Compensation Committee administers those plans in a manner intended to comply with Section 162(m) of the Code. However, it is possible that one or more grants may not qualify as performance-based awards as may be determined by the Internal Revenue Service or that, in limited circumstances, the Company may determine that it is in the best interests of the stockholders to pay awards that do not qualify as performance-based compensation under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

George Campbell Jr., Chair

William Dillard, II

David G. Golden

OTHER COMPENSATION RELATED INFORMATION

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. See “Meetings and Committees of the Board—Compensation Committee”. None of the Company’s executive officers serves, or in Fiscal 2013 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board or the Company’s Compensation Committee.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (Discret- ionary) (2)	Stock Awards (3)	Stock Options (4)	Non-Equity Incentive Plan Compensation (5)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
William J. Lynch, Jr.	2013	$1,200,000	$1,800,000	$—	$3,865,000	$630,000	$—	$31,228	$7,526,228
Chief Executive Officer	2012	$1,142,308	$450,000	$3,098,340	$5,285,000	$—	$—	$32,750	$10,008,398
	2011	$900,000	$675,000	$—	$—	$—	$—	$28,181	$1,603,181

Michael P. Huseby	2013	$850,000	$1,275,000	$500,100	$—	$—	$—	$35,783	$2,660,883
Chief Financial Officer	2012	$94,808	$—	$3,954,500	$—	$—	$—	$2,250	$4,051,558

Mitchell S. Klipper	2013	$927,000	$—	$—	$—	$2,088,068	$24,733	$43,482	$3,083,283
Chief Executive Officer	2012	$921,808	$347,625	$1,549,160	$—	$—	$35,774	$43,282	$2,897,649
Barnes & Noble Retail Group	2011	$900,000	$675,000	$—	$—	$—	$13,302	$43,114	$1,631,416

Max Roberts	2013	$725,000	$—	$583,450	$—	$543,750	$—	$28,345	$1,880,545
President & Chief Executive Officer
Barnes & Noble College Booksellers

Jamie Iannone	2013	$550,000	$—	$1,667,000	$—	$638,925	$—	$16,458	$2,872,383
President of Digital Products
NOOK Media LLC

Leonard Riggio	2013	$100,000	$—	$—	$—	$—	$(87)	$2,275	$102,188
Chairman	2012	$100,000	$37,500	$—	$—	$—	$5,587	$3,527	$146,614
	2011	$109,231	$75,000	$—	$—	$—	$—	$3,818	$188,049

(1)	This column represents base salary earned.

(2)	This column represents discretionary bonuses paid. Discretionary bonuses were paid to each of Messrs. Lynch and Huseby in Fiscal 2013. Recognition of Mr. Lynch’s contributions to the Microsoft and Pearson strategic investments and other transactions was made through a transaction bonus of $1.8 million included in the terms of his new employment agreement. Pursuant to Mr. Huseby’s employment agreement, he was entitled to an annual bonus for Fiscal 2013, which was guaranteed at 150% of his annual base salary. For a more complete description of the Company’s discretionary bonuses, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” and “Compensation Discussion and Analysis—Award to Mr. Huseby” section of this Proxy Statement.

(3)	This column represents the aggregate grant date fair value of stock awards granted in Fiscal 2013, Fiscal 2012 and Fiscal 2011, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). Refer to the “Grants of Plan-Based Awards in Fiscal 2013” table for information on awards made in Fiscal 2013. The assumptions used in calculating these amounts are set forth in Note 4 to the Company’s Financial Statements for the fiscal year ended April 27, 2013 which is located on pages F-51 and F-52 of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer. Refer to the “Grants of Plan-Based Awards in Fiscal 2013” table for information on awards made in Fiscal 2013. The values reported in the columns represent the following awards granted to the Company’s named executive officers during Fiscal 2013: Mr. Huseby, 30,000 restricted stock units; Mr. Roberts, 35,000 restricted stock units and Mr. Iannone, 100,000 restricted stock units.

(4)	This column represents the aggregate grant date fair value of options granted in Fiscal 2013, Fiscal 2012 and Fiscal 2011, computed in accordance with ASC 718. Refer to the “Grants of Plan-Based Awards in Fiscal 2013” table for information on awards made in Fiscal 2013. The assumptions used in calculating these amounts are set forth in Note 4 to the Company’s Financial Statements for the fiscal year ended April 27, 2013 which is located on pages F-XX and F-XX of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer. On December 9, 2011, the Compensation Committee approved a grant to Mr. Lynch of options to purchase 1,000,000 shares of common stock. The grant to Mr. Lynch vests as follows: 25% on December 9, 2013, 25% on December 9, 2014 and the remaining 50% on December 9, 2015. However, in the first quarter of Fiscal 2013, the Company subsequently determined that stock options with respect to 500,000 shares of common stock approved on December 9, 2011 were not validly granted pursuant to the 2009 Incentive Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 36-month period. Accordingly, the attempted grant of these excess stock options was ineffective, and they were never granted under the 2009 Incentive Plan. In order to rectify the situation, and in the interest of furthering the compensation objective of aligning pay to business objectives and long-term strategy, the Compensation Committee sought stockholder approval of an amendment to the 2009 Incentive Plan, that allowed an additional grant of stock options with respect to the 500,000 shares of common stock to Mr. Lynch to replace the options that were not granted under the 2009 Incentive Plan. This approval was received and a grant of 500,000 options was made to Mr. Lynch on September 11, 2012, which is reflected in the table above. The vesting schedule and other terms of the new options are identical to the vesting schedule of the excess options. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity” and the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table— Fiscal 2013 Compensation for Mr. Lynch, Fiscal 2013 Chief Executive Officer” sections of this Proxy Statement.

(5)	This column represents the dollar value of performance-based annual incentive compensation earned for performance in Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. For Fiscal 2013, the Company’s actual Adjusted EBITDA was less than the minimum performance level of 50% of the Adjusted EBITDA target. Accordingly, Mr. Riggio did not receive performance-based annual incentive compensation for Fiscal 2013, as described in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation, Executive Plan” section of this Proxy Statement, because his performance units were based only on the achievement of Adjusted EBITDA. However, each of Messrs. Lynch (35%), Klipper (75%), Roberts (75%) and Iannone (75%) have a portion of their performance-based annual incentive compensation based on individual performance targets and based on the achievement of each such executive’s individual performance components, and therefore, these executives received the following payments: $630,000, $2,088,068, $543,750 and $638,925, respectively, as described in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation, Home Office Management Awards” section of this Proxy Statement.

(6)	This column represents the increase (decrease) in the actuarial present value of benefits under the Retirement Plan.

(7)	This column represents the value of all other compensation, as detailed in the table below:

	All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance	Life and AD&D Insurance	Car Allowance	401(k) Company Match	Relocation Costs	Total Other Income
William J. Lynch, Jr.	2013	$—	$3,997	$18,000	$9,231	$—	$31,228
Michael P. Huseby	2013	$13,086	$4,697	$18,000	$—	$—	$35,783
Mitchell S. Klipper	2013	$3,205	$12,077	$18,000	$10,200	$—	$43,482
Max Roberts	2013	$—	$1,230	$18,000	$9,115	$—	$28,345
Jamie Iannone	2013	$—	$348	$—	$10,000	$6,110	$16,458
Leonard Riggio	2013	$2,185	$90	$—	$—	$—	$2,275

The Company compensates Messrs. Lynch, Huseby, Klipper, Iannone, Roberts and Riggio taking into account the terms of their respective employment agreements, and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about the named executive officers’ employment agreements, see the discussion below in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—General Provisions” section of this Proxy Statement.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding grants of plan-based awards (such as equity award grants of restricted stock, stock options and restricted stock units and grants of cash-based performance units under the Amended and Restated 2009 Incentive Plan and incentive compensation awards under the Home Office Plan for Fiscal 2013 and the Digital Plan for Fiscal 2013) during Fiscal 2013.

Grants of Plan-Based Awards in Fiscal 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
		Target (2) ($)	Maximum (2) ($)
William J. Lynch, Jr.	07/19/2012	$1,800,000	$2,029,500	—	—	—	—
	09/11/2012	—	—	—	500,000	$11.52	$3,865,000

Michael P. Huseby	03/05/2013	—	—	30,000	—	—	$500,100

Mitchell S. Klipper	07/19/2012	$2,317,500	$2,494,789	—	—	—	—

Jamie Iannone	06/11/2012	$365,962	—	—	—	—	—
	07/19/2012	$550,000	$573,375	—	—	—	—
	03/05/2013	—	—	100,000	—	—	$1,667,000

Max Roberts	07/19/2012	$725,000	$817,438	—	—	—	—
	03/05/2013	—	—	35,000	—	—	$583,450

Leonard Riggio	07/19/2012	$100,000	$117,000	—	—	—	—

(1)	These columns represent the target payout level and maximum payout level for the performance units granted under the amended 2009 Incentive Plan to Messrs. Lynch, Klipper and Riggio, and the target payout level and maximum payout level for Messrs. Iannone and Roberts under the Incentive Compensation Plan for Home Office Management for Fiscal 2013. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(2)	The maximum amounts shown in the column reflect values derived from each executive’s internal target incentive compensation percentage of salary. For additional information regarding the Amended and Restated 2009 Incentive Plan, the Home Office Plan for Fiscal 2013 and the Digital Plan for Fiscal 2013, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(3)	This column represents the number of shares of restricted stock units granted to Messrs. Huseby, Iannone and Roberts. The grants to Messrs. Huseby, Iannone and Roberts vest as follows: 25% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.

(4)	The value reported in this column represents the number of options granted to Mr. Lynch. The grant to Mr. Lynch vests as follows: 25% on September 11, 2014, 25% on September 11, 2015 and the remaining 50% on September 11, 2016. The assumptions used in calculating these amounts are set forth in Note 4 to the Company’s Financial Statements for the fiscal year ending April 27, 2013 which is located on pages F-51 and F-52 of the Company’s Form 10-K.

(5)	This column represents the full grant date fair value of stock awards and stock options, computed in accordance with ASC 718, granted to Messrs. Lynch, Huseby, Iannone and Roberts.

For additional information relevant to the awards that are shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

New Employment Agreement for Mr. Lynch

Effective as of March 7, 2013, as described further below in “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers – General Provisions,” the Company entered into an amended and restated employment agreement with the Company’s Chief Executive Officer, William Lynch, pursuant to which he continues to serve as Chief Executive Officer of the Company. Mr. Lynch was previously employed pursuant to an employment agreement dated as of March 17, 2010, and his amended and restated employment agreement supersedes, amends and restates his prior agreement. The terms of Mr. Lynch’s amended and restated employment agreement (which are described below) are substantially similar to those of his prior employment agreement, other than with respect to the duration of his restrictive covenants and the “change in control” and “good reason” definitions. In addition, Mr. Lynch’s amended and restated employment agreement provided for the grant of restricted stock units to Mr. Lynch in connection with entry into the amended and restated employment agreement, payment of a $1,800,000 cash bonus to Mr. Lynch in respect of his efforts in connection with the successful completion of the investment by Microsoft and Pearson in connection with the formation of Nook Media LLC (“Nook”), and provides the Company with the right to assign Mr. Lynch’s employment in connection with certain separations of Nook in which case Mr. Lynch is entitled to a retention bonus of $1,500,000.

Employment Agreements with the Named Executive Officers—General Provisions

The Company has entered into employment agreements with each of Messrs. Lynch, Huseby, Klipper, Iannone, Roberts and Riggio, and the compensation of each of Messrs. Lynch, Huseby, Klipper, Iannone, Roberts and Riggio is based on their employment agreements as well as their job responsibilities. As described above in the “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table—New Employment Agreement for Mr. Lynch”, the terms of the employment agreement with Mr. Lynch commenced on March 7, 2013 and will continue for a period of two years and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Following expiration of the initial terms of this employment agreement, the Compensation Committee will consider its continuing appropriateness on an annual basis. Mr. Lynch’s employment agreement superseded his prior employment agreement with the Company, dated March 17, 2010. Mr. Huseby’s employment agreement is dated as of March 9, 2012 and the term of his employment with the Company commenced on March 13, 2012. Mr. Huseby’s employment agreement will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Huseby was not previously an employee of the Company. The terms of the employment agreement with Mr. Klipper commenced on March 17, 2010, will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Klipper’s employment agreement superseded his prior employment agreement, dated February 18, 2002, as amended. The terms of the employment agreement with Mr. Roberts commenced on September 30, 2009, and will continue for a period of two years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least three months prior to automatic renewal. Mr. Roberts was not previously party to an employment agreement. Mr. Iannone’s offer letter is dated March 29, 2009, and does not provide a specified term. Mr. Iannone was not previously party to an employment agreement. The terms of the employment agreement with Mr. Riggio commenced on May 12, 2010. Mr. Riggio’s employment agreement continued for a period of one year after its May 12, 2010 effective date, and will renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Riggio was not previously a party to an employment agreement.

Pursuant to their employment agreements, the annual base salaries of Messrs. Lynch, Huseby, Klipper, Iannone, Roberts and Riggio could be no less than $1,200,000, $850,000, $900,000, $450,000, $700,000 and $100,000, respectively, during the terms of their employment. Mr. Lynch is entitled to a minimum target annual bonus or incentive compensation of amounts no less than 150% of his annual salary for fiscal year 2013, and, beginning with the fiscal year ending May 3, 2014, 200% of his annual salary. Mr. Lynch’s employment agreement also provided him with the right to receive a cash bonus of $1,800,000 (paid by March 17, 2013) in respect of his efforts in connection with the successful completion of the investment by Microsoft and Pearson in connection with the formation of Nook. Messrs. Huseby, Klipper and Riggio are entitled to minimum target annual bonus or incentive compensation amounts of no less than 150% of their annual salaries, Mr. Iannone is entitled to a minimum target annual bonus or incentive compensation amount of no less than 40% of his annual salary, and Mr. Roberts is entitled to a minimum target annual bonus or incentive compensation amount of no less than 100% of his annual salary. The employment agreements of each of Messrs. Lynch, Huseby, Roberts and Riggio also provide that they are eligible for grants of equity-based awards under the Amended and Restated Barnes & Noble, Inc. 2009 Incentive Plan.

The employment agreements for Messrs. Lynch, Huseby, Klipper and Roberts also provide for certain limited perquisites, including, in the case of Messrs. Lynch, Huseby, Klipper and Roberts a $1,500 monthly car allowance, and, in the case of Messrs. Lynch, Huseby and Klipper $1,000,000 of life insurance, and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Each of Messrs. Lynch, Huseby, Klipper, Iannone, Roberts and Riggio is entitled to all other benefits afforded to executive officers and employees of the Company.

Under their respective employment agreements with the Company, Messrs. Lynch, Huseby, Klipper, Iannone, Roberts and Riggio are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition covenant applies during each executive’s employment and for the one-year period (in the case of Mr. Lynch), two-year period (in the case of Messrs. Huseby, Roberts and Riggio) and six-month period (in the case of Mr. Iannone), following the executive’s termination of employment. The non-solicitation covenants apply during each executive’s employment and for the two-year period (in the case of Messrs. Lynch, Huseby, Klipper, Roberts and Riggio) or six-month period (in the case of Mr. Iannone) following the termination of his employment, and the confidentiality and non-disparagement covenants apply during the term of each executive’s respective employment agreements and at all times thereafter.

In addition, Mr. Lynch’s employment agreement provides the Company with the right to assign Mr. Lynch’s employment in connection with certain separations of Nook from the Company. In the event of such an assignment, Mr. Lynch will be entitled to a cash retention bonus in the amount of $1,500,000, payable within ten days of such assignment. Mr. Lynch will be required to repay the full bonus in the event his employment terminates during the one-year period after the assignment, except if Mr. Lynch is terminated “without cause” or he terminates for “good reason.”

Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits

The employment agreements of Messrs. Lynch, Huseby, Klipper, Roberts and Riggio provide that each such named executive officer’s employment may be terminated by the Company upon death or disability or for “cause”, and (except in the case of Mr. Riggio’s employment agreement) by the named executive officer without “good reason”. If the employment of Messrs. Lynch, Huseby, Klipper, Roberts or Riggio is terminated due to death or disability, by the Company for “cause” or by such named executive officer without “good reason”, the named executive officer is entitled to payment of base salary through the date of death, disability or termination of employment. Mr. Riggio’s employment agreement does not provide for any severance benefits.

If the employment of Messrs. Lynch, Huseby or Klipper is terminated by the Company without “cause” or by such named executive officer for “good reason”, such named executive officer is entitled, provided he signs a release of claims against the Company, to lump-sum severance equal to two times the sum of (a) annual base salary, (b) the average annual incentive compensation paid (or, in the case of Mr. Huseby, guaranteed) to the named executive officer with respect to the preceding three completed years (or, in the case of Mr. Huseby, such number of completed years beginning on March 13, 2012 and ending on the date of termination) and (c) the cost of benefits. In addition, the equity-based awards granted to Messrs. Lynch, Huseby and Klipper pursuant to their employment agreements would vest immediately upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason”. If the employment of Messrs. Iannone and Roberts is terminated by the Company without “cause” or, in the case of Mr. Roberts, by Mr. Roberts for “good reason,” such named executive officer is entitled, provided he signs a release of claims against the Company to, in the case of Mr. Iannone, a lump-sum payment of one times his annual base salary or, in the case of Mr. Roberts, payment of one times his annual base salary in 12 monthly installments.

Further, if the employment of Messrs. Lynch, Huseby, Klipper or Roberts is terminated by the Company without “cause” or by such named executive officer for “good reason” within two years (or, in the case of Messrs. Huseby and Roberts, if applicable, the remainder of the named executive officer’s term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, each of Messrs. Lynch, Huseby and Klipper is entitled, regardless of whether he signs a release of claims against the Company, to lump-sum severance equal to three times the sum of (a) annual base salary, (b) the average annual incentive compensation paid (or, in the case of Mr. Huseby, guaranteed) to the named executive officer with respect to the preceding three completed years (or, in the case of Mr. Huseby, such number of completed years beginning on March 13, 2012 and ending on the date of termination) and (c) the cost of benefits, and Mr. Roberts is entitled to lump-sum severance equal to two times his annual base salary. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, they would be reduced if such reduction would result in a greater after-tax benefit to the named executive officer.

Except as set forth below with respect to certain one-time grants made to Messrs. Lynch and Huseby, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated. Under the option award agreements, if the holder were terminated within 24 months following a change of control, then the unvested options underlying the award or substitute award would immediately vest. Furthermore, under the restricted stock award agreements, if the holder were terminated other than for “cause” within 24 months following a change of control, then the unvested shares of restricted stock underlying the award would immediately vest. Finally, under the restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested restricted stock units underlying the award would immediately vest. Under the stock option and restricted stock award agreements executed under the 2004 Incentive Plan, “change of control” generally means any of the following: (a) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended; (b) a merger or consolidation of the Company with another company; or (c) a sale of substantially all of the assets of the Company to another company. Under the restricted stock, stock option and restricted stock unit award agreements executed under the 2009 Incentive Plan (prior to its amendment and restatement), “change of control” generally means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder. Under the restricted stock, stock option and restricted stock unit award agreements executed under the Amended and Restated 2009 Incentive Plan, “change of control” generally means any of the following: (a) during any period of 24 consecutive months, a change in the composition of a majority of the Company’s directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent directors; (b) the consummation of certain mergers or consolidations of the Company with any other corporation, or the sale of all or substantially all the assets of the Company, following which the Company’s then current stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (c) the acquisition by a third party (other than Mr. Riggio and his affiliates) of 40% or more of the combined voting power of the then outstanding voting securities of the Company. Under the restricted stock and restricted stock unit award agreements, “cause” generally means (i) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

In addition, the restricted stock units granted to Mr. Lynch pursuant to his current employment agreement will vest in the event Mr. Lynch’s employment is terminated by the Company without “cause” or by Mr. Lynch for “good reason.” Mr. Huseby’s restricted stock unit award granted pursuant to his current employment agreement will vest upon a change of control or in the event his employment is terminated by the Company without “cause” or by him for “good reason.”

The estimated payments to be made by the Company to the named executive officers in the event of a change of control are set forth below in the table entitled “Potential Payments Upon Termination or Change of Control.”

Employment Agreements with the Named Executive Officers—Defined Terms

“cause”, for purposes of the employment agreements other than Mr. Iannone’s, generally means any of the following: (a) the named executive officer’s engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the named executive officer’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the named executive officer that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the named executive officer’s duties and responsibilities; (d) the named executive officer’s engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (e) the named executive officer’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the named executive officer’s job performance; (f) the named executive officer’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the named executive officer’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (g) the named executive officer’s material breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“cause,” for purposes of Mr. Iannone’s employment agreement, generally means any of the following: (a) any act of fraud or embezzlement in respect to the Company or any of its interests, opportunities, property or assets, or any act of intentional dishonesty committed in the course of Mr. Iannone’s employment, (b) the commission by Mr. Iannone of a felony or of any crime involving moral turpitude or other wrongful act or omission causing material harm to the standing and reputation of the Company, (c) any acts or omissions by Mr. Iannone that are unlawful and/or that constitute fraud, dishonesty, breach of the duty of loyalty, gross negligence or any other misconduct in the course of Mr. Iannone’s employment or otherwise, which could bring the Company into disrepute, could create civil or criminal liability for the Company or could adversely affect the Company’s business.

“change of control”, for purposes of the employment agreements, generally means any of the following: (a) the acquisition by any person or group (other than the named executive officer or his or her affiliates or Mr. Riggio or any of his heirs or affiliates) of 40% or more of the Company’s voting securities; (b) the Company’s directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Board; or (c) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Board. The “change of control” definition in Mr. Lynch’s agreement, includes an exception for the assignment of the Company’s rights and obligations pursuant to the Agreement to Nook and, upon such assignment the definition of a “change of control” will be limited to clause (a) above, and clause (a) will be modified to (i) exclude an acquisition by the Company and its affiliates and (ii) to only be triggered upon the acquisition of a majority (rather than 40%) of the Company’s voting securities.

“good reason”, for purposes of the employment agreements (other than Messrs. Iannone and Riggio’s, whose agreements do not have a good reason definition), generally means any of the following: (a) in the case of Messrs. Lynch, Huseby and Klipper, a material diminution of authority, duties or responsibilities (except for, in the case of Mr. Huseby, any diminution in his authority, duties or responsibilities in connection with an assignment of his employment agreement or due to the separation of the Company’s digital and/or college business provided his position upon such assignment or separation will be that of chief financial officer or a similar executive officer position), and, in the case of Mr. Roberts, a material dimunition of his duties or the authority, duties or responsibilities of the supervisor to whom he is required to report; (b) a greater than 10% reduction in base salary; or, in the case of Mr. Roberts, a material reduction in base salary, (c) the relocation of the Company’s principal executive offices outside of the New York City metropolitan area, and, in the case of Mr. Roberts, a relocation of more than 50 miles from both New York City and Basking Ridge, New Jersey (except that, in the case of Mr. Huseby, a relocation to Palo Alto, CA will not constitute “good reason”); or (d) a failure by the Company to make material payments under the agreement. For purposes of Mr. Lynch’s agreement, “good reason” will not arise out of the assignment of the Company’s rights and obligations under the agreement or the separation from the Company of Nook following such assignment, to the extent that Mr. Lynch’s position is that of Chief Executive Officer of any successor entity. In addition, following such assignment “good reason” will not exist as a result of the successor entity ceasing to be a publicly traded company or becoming a subsidiary of another entity. For purposes of Mr. Roberts’ agreement, “good reason” will only arise to the extent that the definition and the related termination satisfy the requirements of Section 409A of the Code.

Description of Plan-Based Awards

Each non-equity incentive plan award reported in the “Grants of Plan-Based Awards in Fiscal 2013” table was granted under the Executive Plan, the Home Office Plan or the Digital Plan. Each equity-based award reported in the “Grants of Plan-Based Awards in Fiscal 2013” table was granted under the Amended and Restated 2009 Incentive Plan. See the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” section of this Proxy Statement and the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity” section of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by the Company’s named executive officers as of April 27, 2013:

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR END

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
		Exercisable	Unexercisable
William J. Lynch, Jr.	04/01/2010	500,000	—		$22.07	03/31/2020	05/23/2011	166,667	$3,025,006
	12/09/2011	—	500,000	(3)	$16.00	12/08/2021
	09/11/2012	—	500,000	(4)	$11.52	09/10/2022
Michael P. Huseby	—	—	—		—	—	03/13/2012	275,000	$4,991,250
							03/05/2013	30,000	$544,500
Mitchell S. Klipper	06/12/2003	328,547	—		$16.38	06/11/2013	08/24/2009	1,930	$35,030
	06/14/2004	6,899	—		$22.98	06/13/2014	05/23/2011	83,333	$1,512,494
	03/18/2005	100,000	—		$31.96	03/17/2015
Jamie Iannone	11/15/2011	—	60,000	(5)	$15.78	11/14/2021	08/03/2009	18,750	$340,313
							09/01/2010	25,000	$453,750
							05/23/2011	41,667	$756,256
							03/05/2013	100,000	$1,815,000
Max Roberts	11/15/2011	—	100,000	(5)	$15.78	11/14/2021	05/23/2011	21,667	$393,256
							03/05/2013	35,000	$635,250
Leonard Riggio	—	—	—		—	—	08/24/2009	724	$13,141

(1)	This column represents outstanding grants of shares of restricted stock. Set forth in the table below are the remaining vesting dates of all unvested restricted stock awards:

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Dates
William J. Lynch, Jr.	05/23/2011	166,667	05/23/2014 and 05/23/2015
Michael P. Huseby	03/13/2012	275,000	03/13/2014 and 03/13/2015
	03/05/2013	30,000	25% on 03/05/2015, 25% on 03/05/2016 and 50% on 03/05/2017
Mitchell S. Klipper	08/24/2009	1,930	08/24/2013
	05/23/2011	83,333	05/23/2014 and 05/23/2015
Jamie Iannone	08/03/2009	18,750	08/03/2013
	09/01/2010	25,000	09/01/2013 and 09/01/2014
	05/23/2011	41,667	25% on 05/23/2013, 25% on 05/23/2014 and 50% on 05/23/2015
	03/05/2013	100,000	25% on 03/05/2015, 25% on 03/05/2016 and 50% on 03/05/2017
Max Roberts	05/23/2011	21,667	25% on 05/23/2013, 25% on 05/23/2014 and 50% on 05/23/2015
	03/05/2013	35,000	25% on 03/05/2015, 25% on 03/05/2016 and 50% on 03/05/2017
Leonard Riggio	08/24/2009	724	08/24/2013

(2)	Market values have been calculated using a stock price of $18.15 (closing price of the Company’s common stock on April 26, 2013, the last trading day of Fiscal 2013).

(3)	Granted on December 9, 2011, with shares vesting in the following installments: 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(4)	Granted on September 11, 2012, with shares vesting in the following installments: 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(5)	Granted on November 15, 2011, with shares vesting in the following installments: 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2013

		Option Awards		Stock Awards
Name	Fiscal Year	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
William J. Lynch, Jr.	2013	—	—	275,000	4,422,250
Michael P. Huseby	2013	—	—	—	—
Mitchell S. Klipper	2013	—	—	263,042	4,294,354
Jamie Iannone	2013	—	—	—	—
Max Roberts	2013	—	—	—	—
Leonard Riggio	2013	—	—	724	8,464

(1)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mitchell S. Klipper	Retirement Plan	11.25	$189,528	—
Leonard Riggio	Retirement Plan	8.00	$153,573	—

Effective as of January 1, 2000, the Retirement Plan, a tax-qualified defined benefit plan that had covered substantially all of the Company’s employees, was amended to “freeze” benefits. Accordingly, participants as of December 31, 1999 no longer earned benefits for service with the Company and no new employees became participants in the Retirement Plan after that date. Service with the Company after December 31, 1999 continues to be taken into account for determining whether participants are vested in their accrued benefits on December 31, 1999, if they were not vested on that date. The Retirement Plan continues to pay benefits in accordance with its provisions as in effect on December 31, 1999.

A participant’s annual benefit payable at normal retirement age (65) is equal to the sum of:

(a) 0.7% of the participant’s five-year average annual pay up to the Social Security-covered compensation limit, multiplied by the participant’s years of credited service; and

(b) 1.3% of the participant’s five-year average annual pay in excess of Social Security-covered compensation limit, multiplied by the participant’s years of credited service.

For purposes of the Retirement Plan, pay is the sum of the participant’s base compensation, overtime, incentive compensation and commissions. Pay under the Retirement Plan does not include any amounts paid on or after January 1, 2000, and is limited to the maximum amount permitted under the Code for 1999 ($160,000) and previous years.

The calculation of the present value of accumulated benefit shown in the “Pension Benefits” table assumes a discount rate of 4.25% and mortality under the RP-2000 Mortality Table with projections for April 30, 2013.

Benefits under the Retirement Plan are generally not payable as a lump sum; they are paid as a monthly annuity for the life of the retiree. Participants who retire at the later of age 65 or the completion of five years of service receive an unreduced benefit. Participants may elect early retirement with reduced benefits after attaining age 55 and completing five years of vesting service. An immediate benefit is payable at early retirement equal to the normal retirement benefit, reduced by an annual reduction factor of 6-2/3% for each of the first five years and 3-1/3% for each of the next five years that payment commences prior to age 65.

Participants may elect payment in the form of a 50%, 75% or 100% joint and survivorship annuity or in the form of a ten-year certain and life annuity. Election of these payment forms will result in a lower annuity payment during the retiree’s life.

Potential Payments Upon Termination or Change of Control (1)

Event	William J. Lynch, Jr.	Michael P. Huseby	Mitchell S. Klipper	Max Roberts	Jamie Iannone	Leonard Riggio
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (2)	$3,650,138	$2,631,538	$4,024,094	$725,000	$550,000	$—	(3)
Accelerated equity-based awards (4)	$—	$4,991,250	$—	$—	$—	$—

Total	$3,650,138	$7,622,788	$4,024,094	$725,000	$550,000	$—
Death
Accelerated equity-based awards (4)	$3,025,006	$5,535,750	$1,547,523	$1,028,506	$3,365,319	$13,141
Health benefits (5)	$4,608	$4,608	$4,608	$3,131	$4,608	$3,131

Total	$3,029,614	$5,540,358	$1,552,131	$1,031,637	$3,369,927	$16,272
Disability
Accelerated equity-based awards (4)	$3,025,006	$5,535,750	$1,547,523	$1,028,506	$3,365,319	$13,141
Health benefits (6)	$8,051	$8,051	$8,051	$5,561	$8,051	$5,561

Total	$3,033,057	$5,543,801	$1,555,574	$1,034,067	$3,373,370	$18,702
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment (2)	$5,475,207	$3,947,307	$6,036,140	$1,450,000	$550,000	$—	(3)
Accelerated equity-based awards (4)	$7,415,006	$5,535,750	$1,547,523	$1,170,706	$3,602,319	$13,141

Total	$12,890,213	$9,483,057	$7,583,663	$2,620,706	$4,152,319	$13,141

(1)	The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $18.15 (closing price of the Company’s common stock on April 26, 2013, the last trading day of Fiscal 2013) and include all outstanding grants through the assumed termination date of April 26, 2013. Actual value will vary based on changes in the Company’s common stock price.

(2)	In the case of Messrs. Lynch, Huseby and Klipper, cash severance is equal to the sum of (i) the named executive officer’s annual base salary, (ii) the average of annual incentive compensation actually paid (or, in the case of Mr. Huseby, guaranteed) to the named executive officer with respect to the three completed years preceding the date of termination and (iii) the aggregate annual cost of benefits, times the named executive officer’s severance multiple as follows: two times for non-change of control and three times for change of control. In the case of Messrs. Iannone and Roberts, cash severance is equal to one times base salary for non-change of control and, in the case of Mr. Roberts, two times base salary for change of control.

(3)	Mr. Riggio’s employment agreement does not provide for any severance payments. Accordingly, any severance payments would be provided at the Board’s discretion.

(4)

This row represents the value of unvested restricted stock, stock options and restricted stock unit awards that would automatically vest upon a termination due to death, disability or termination following a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated. Absent a change of control, in the event of involuntary termination, termination for “cause” or resignation for any reason other than “good reason,” each restricted stock, stock option and restricted stock unit award will be forfeited. Furthermore, except as provided below, in the event of (i) a termination within 24 months following a change of control, provided that the termination is other than for “cause,” each restricted stock award will immediately vest, (ii) a termination within 24 months following a change of control, each stock option will immediately vest, (iii) a termination at any time following a change of control, also provided the termination is other than for “cause,” each restricted stock unit award will immediately vest and (iv) the holder’s death or disability, each restricted stock and restricted stock unit award will immediately vest and each option will be forfeited, unless otherwise determined by the Compensation Committee. The restricted stock units granted on March 13, 2012 in connection with the March 9, 2012 employment agreement with Mr. Huseby vest upon a change in control or if his employment is terminated without cause or for good reason.

(5)	Following the termination of a named executive officer’s employment due to death, the Company provides the named executive officer’s spouse three months of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(6)	Following the termination of a named executive officer’s employment due to disability, the Company provides the named executive officer a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

For the table above, the amount of potential payments to the named executive officers in the event of a termination of their employment in connection with a change of control were calculated assuming that a change of control occurred on the last business day of Fiscal 2013 (April 26, 2013), each named executive officer’s employment terminated on that date due to involuntary termination or for good reason and the successor company did not assume the named executive officer’s restricted stock, stock option and restricted stock unit awards.

For a summary of the provisions of the employment agreements with the named executive officers that were effective April 26, 2013 and the outstanding equity awards that were held by the named executive officers as of April 26, 2013, and therefore affect the amounts set forth in the table above in the event of involuntary termination or a change of control, see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” sections of this Proxy Statement. Mr. Riggio’s employment agreement does not provide for any severance benefits.

Director Compensation Table

Name	Fiscal Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
George Campbell Jr.	2013	$75,049	$99,994	$175,043
Mark D. Carleton	2013	$60,417	$99,994	$160,411
William Dillard, II	2013	$79,375	$99,994	$179,369
David G. Golden	2013	$288,557	$99,994	$388,551
Patricia L. Higgins	2013	$309,721	$99,994	$409,715
Gregory B. Maffei	2013	$53,750	$99,994	$153,744
David A. Wilson	2013	$293,572	$99,994	$393,566
Irene R. Miller (3)	2013	$25,000	—	$25,000

(1)	This column represents the amount of annual cash retainers earned by directors during Fiscal 2013. All directors were also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

(2)

This column represents the aggregate grant date fair value of awards granted in Fiscal 2013, computed in accordance with ASC 718. The assumptions used in calculating these amounts are set forth in Note 4 to the Company’s Financial Statements for the fiscal year ended April 27, 2013 which is located on pages F-51 and F-52 of the Company’s Form 10-K. The values in this column reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the non-employee directors. Refer to the “Fiscal Year 2013 Non-Employee Director Equity Award Table” below for information on awards made in Fiscal 2013.

(3)	Ms. Miller departed the Board effective September 11, 2012.

Narrative to the Director Compensation Table

Annual Retainer

Each non-employee director received an annual Board retainer fee of $65,000, paid in quarterly installments. The Lead Director of the Board received an additional $25,000 annual cash retainer. Audit Committee members received an additional $15,000 annual cash retainer, and the Chair of the Audit Committee received an additional $30,000 annual cash retainer. Compensation Committee members received an additional $10,000 annual cash retainer, and the Chair of the Compensation Committee received an additional $20,000 annual cash retainer. Corporate Governance and Nominating Committee members received an additional $10,000 annual cash retainer, and the Chair of the Corporate Governance and Nominating Committee received an additional $17,500 annual cash retainer. Strategic Committee members received an additional $20,000 monthly cash retainer, beginning in July 2012. All directors are also reimbursed for [travel, lodging and related expenses] incurred in attending Board meetings.

Equity Compensation

Each non-employee director is eligible for equity award grants under the Company’s Amended and Restated 2009 Incentive Plan. The table below illustrates the fair market value of the Fiscal 2013 restricted stock awards on the date of grant and the aggregate number of awards outstanding at fiscal year end for each non-employee director.

Fiscal 2013 Non-Employee Director Equity Award Table

Director	Fiscal Year	Restricted Stock Grant Value (1)	Aggregate Restricted Shares Outstanding	Aggregate Options Outstanding (2)
George Campbell Jr.	2013	$99,994	10,733	—
Mark D. Carleton	2013	$99,994	8,680	—
William Dillard, II	2013	$99,994	10,733	20,000
David G. Golden	2013	$99,994	10,733	—
Patricia L. Higgins	2013	$99,994	10,733	20,000
Gregory B. Maffei	2013	$99,994	8,680	—
David A. Wilson	2013	$99,994	10,733	—
Irene R. Miller (3)	2013	$—	—	—

(1)	On September 12, 2012, the non-employee directors received a grant of the number of shares of restricted stock having a value of approximately $100,000 based on the September 12, 2012 per share closing price of the Company’s common stock on the New York Stock Exchange (8,680 shares at a price of $11.52) vesting on September 11, 2013.

(2)	All options held by the non-employee directors are fully vested.

(3)	Consistent with the Company’s past practice of accelerating the vesting of equity awards held by directors who have departed the Board while in good standing with the Company, all of Ms. Miller’s restricted stock awards were accelerated upon her departure.

Compensation Risk Assessment

As a part of its oversight of the Company’s compensation program, the Compensation Committee periodically reviews and considers the risk implications of the Company’s compensation programs and practices. This process included a review of the Company’s compensation programs for our employees, including non-executive officers; the identification and review of features of our compensation programs that could potentially encourage excessive or imprudent risk taking of a material nature; and the identification and review of factors that mitigate these risks. Based on the results of the risk assessment, the Compensation Committee noted several risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of compensation elements, including cash versus equity compensation, short-term versus long-term awards and financial versus non-financial performance targets.

•

Annual cash incentives under our performance-based annual incentive compensation program that focus employees on corporate, business unit and individual performance, with senior management being evaluated on Adjusted EBIT and Adjusted EBITDA, fundamental measures of value creation for stockholders, as well as individual performance goals.

•	Regular advice of an outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

Based on this process and the results of the risk assessment, the Compensation Committee concluded that the Company’s compensation programs and practices were designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and were appropriately structured, well-aligned with stockholders value and did not create or encourage risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between the Company and related third parties are at least as favorable to the Company as could have been obtained from unrelated parties at the time they were entered into. The Audit Committee of the Board utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. The Company’s related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. The Company tests to ensure that the terms of related party transactions are at least as favorable to the Company as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between the Company and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, the Company’s rationale for entering the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyzes all existing related party agreements and transactions and reviews them with the Audit Committee.

The Company completed the acquisition (the “Acquisition”) of B&N College from Leonard Riggio and Louise Riggio (the “Sellers”) on September 30, 2009. In connection with the closing of the Acquisition, the Company issued the Sellers (i) a senior subordinated note in the principal amount of $100,000,000, with interest of 8% per annum payable on the unpaid principal amount, which was paid on December 15, 2010 in accordance with its scheduled due date, and (ii) a junior subordinated note in the principal amount of $150,000,000 (the Junior Seller Note), payable in full on the fifth anniversary of the closing of the Acquisition, with interest of

10% per annum payable on the unpaid principal amount. The Junior Seller Note was and is unsecured and subordinated to the obligations under the Company’s credit agreement dated as of September 30, 2009 and the Company’s amended and restated credit facility dated as of April 29, 2011 (as amended, the “2011 Credit Facility”), as applicable, as well as certain other senior obligations. The Company may prepay the Junior Seller Note at any time without premium or penalty to the extent not prohibited by the 2011 Credit Facility and senior debt documents. Pursuant to a settlement agreed to on June 13, 2012, the Sellers agreed to waive $22,750,000 of the purchase price by waiving a corresponding principal amount (and interest on such principal amount) of the Junior Seller Note.

B&N College has a long-term supply agreement (“Supply Agreement”) with MBS Textbook Exchange, Inc. (“MBS”), which is majority owned by Leonard Riggio, Stephen Riggio (formerly the Company’s Vice Chairman and Chief Executive Officer) and other members of the Riggio family. MBS is a new and used textbook wholesaler, which also sells textbooks online and provides bookstore systems and distant learning distribution services. Pursuant to the Supply Agreement, which has a term of ten years, and subject to availability and competitive terms and conditions, B&N College will continue to purchase new and used printed textbooks for a given academic term from MBS prior to buying them from other suppliers, other than in connection with student buy-back programs. Additionally, the Supply Agreement provides for B&N College to sell to MBS certain textbooks that B&N College cannot return to suppliers or use in its stores. MBS pays B&N College commissions based on the volume of textbooks sold to MBS each year and with respect to the textbook requirements of certain distance learning programs that MBS fulfills on B&N College’s behalf. MBS paid B&N College $8,106,000, $10,941,000 and $13,031,000 related to these commissions in Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. In addition, the Supply Agreement contains restrictive covenants that limit the ability of B&N College and the Company to become a used textbook wholesaler and that place certain limitations on MBS’s business activities. B&N College and Barnes & Noble.com also entered into an agreement with MBS in Fiscal 2011 pursuant to which MBS agrees to purchase at the end of a given semester certain agreed upon textbooks which B&N College and Barnes & Noble.com shall have rented to students during such semester. Total sales to MBS under this program were $772,000, $13,339,000 and $506,000 for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. In addition, B&N College entered into an agreement with MBS in Fiscal 2011 pursuant to which MBS purchases books from B&N College, which have no resale value for a flat rate per box. Total sales to MBS under this program were $503,000, $364,000 and $427,000 for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively.

The Company purchases new and used textbooks directly from MBS. Total purchases were $93,514,000, $101,980,000 and $102,573,000 for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. MBS sells used books through the Barnes & Noble.com dealer network. Barnes & Noble.com earned a commission of $3,441,000, $4,661,000 and $5,474,000 on the MBS used book sales in Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. In addition, Barnes & Noble.com hosts pages on its website through which Barnes & Noble.com customers are able to sell used books directly to MBS. Barnes & Noble.com is paid a fixed commission on the price paid by MBS to the customer. Total commissions paid to Barnes & Noble.com were $104,000, $160,000 and $184,000 for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. In Fiscal 2013, Barnes & Noble Booksellers entered into an agreement with MBS Direct, a division of MBS, pursuant to which the marketplace program on the Barnes & Noble.com website was made available on the MBS Direct website. The Company receives a fee from third party sellers for sales of marketplace items sold on the MBS Direct website and, upon receipt of such fee, remits a separate fee to MBS Direct for those sales. There have bee no commissions paid to MBS Direct during Fiscal 2013. The total outstanding amounts payable to MBS and MBS Direct for all arrangements net of any amounts due were $24,860 and $24,025 for Fiscal 2013 and Fiscal 2012, respectively.

In Fiscal 2010, the Company’s wholly owned subsidiary Barnes & Noble Bookquest LLC (“Bookquest”) entered into an agreement with TXTB.com LLC (“TXTB”), a subsidiary of MBS, pursuant to which the marketplace program on the Barnes & Noble.com website was made available on the TXTB website. In Fiscal 2012, Bookquest was merged into Barnes & Noble.com. Barnes & Noble.com receives a fee from third party sellers for sales of marketplace items and, upon receipt of such fee, Barnes & Noble.com remits a separate fee to

TXTB for any marketplace items sold on the TXTB website. Total commissions paid to TXTB were $302,000, $559,000 and $775,000 during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. Outstanding amounts payable to TXTB were $3,000, $6,000 and $8,000 for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. In Fiscal 2011, Barnes & Noble.com entered into an agreement with TXTB pursuant to which Barnes & Noble.com became the exclusive provider of trade books to TXTB customers through www.textbooks.com. TXTB receives a commission from Barnes & Noble.com on each purchase by a TXTB customer. Total commissions paid to TXTB were $78,000, $148,000 and $0 during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. Outstanding amounts payable to TXTB under this agreement were $1,000, $1,000 and $4,000 for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively.

In Fiscal 2010, the Company entered into an Aircraft Time Sharing Agreement with LR Enterprises Management LLC (“LR Enterprises”), which is owned by Leonard Riggio and Louise Riggio, pursuant to which LR Enterprises granted the Company the right to use a jet aircraft owned by it on a time-sharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the Federal Aviation Regulations (“FAR”). Such operating costs were $159,000, $1,015,000 and $932,000 during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. LR Enterprises is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, other than insurance obtained for the specific flight as requested by the Company, as provided in the FAR.

The Company has leases for two locations for its corporate offices with related parties: the first location is leased from an entity in which Leonard Riggio has a majority interest and expires in 2013; the second location is leased from an entity in which Leonard Riggio has a minority interest and expires in 2016. The space was rented at an aggregate annual rent including real estate taxes of approximately $5,098,000, $4,843,000 and $4,868,000 during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. The Company leases one of its B&N College stores from a partnership owned by Leonard and Stephen Riggio, pursuant to a lease expiring in 2014. Rent of $862,000, $862,000 and $862,000 was paid during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. The Company leases an office/warehouse from a partnership in which Leonard Riggio has a 50% interest, pursuant to a lease expiring in 2023. The space was rented at an annual rent of $707,000, $759,000 and $763,000 during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. Net of subtenant income, the Company paid $275,000, $376,000 and $246,000 during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively.

GameStop Corp. (“GameStop”), a company in which Leonard Riggio was a five percent beneficial shareholder until October 14, 2010 and a member of the Board of Directors until 2011, operates departments within some of the Company’s bookstores. GameStop pays a license fee to the Company in an amount equal to 7% of the gross sales of such departments, which totaled $989 during Fiscal 2011. GameStop sold new and used video games and consoles on the Barnes & Noble.com website up until May 1, 2011, when the agreement between GameStop and Barnes & Noble.com terminated. Barnes & Noble.com received a commission on sales made by GameStop. For Fiscal 2011, the commission earned by Barnes & Noble.com was $356,000. Until June 2005, GameStop participated in the Company’s workers’ compensation, property and general liability insurance programs. The costs incurred by the Company under these programs were allocated to GameStop based upon GameStop’s total payroll expense, property and equipment, and insurance claim history. GameStop reimbursed the Company for these services for $51,000 during fiscal 2011. Although GameStop secured its own insurance coverage, costs are continuing to be incurred by the Company on insurance claims which were made under its programs prior to June 2005 and any such costs applicable to insurance claims against GameStop will be charged to GameStop at the time incurred.

The Company is provided with national freight distribution, including trucking services by Argix Direct Inc. (“Argix”), a company in which a brother of Leonard and Stephen Riggio owns a 20% interest, pursuant to a transportation agreement expiring in 2014 (following an automatic renewal of the agreement by its terms in 2012 for an additional two-year term, although at all times the agreement requires a two-year notice to terminate). The Company paid Argix $54,768,000, $49,437,000 and $53,909,000 for such services during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively, of which approximately 74%, 73% and 72% were remitted by Argix to its subcontractors for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively, which subcontractors are not related to the Company. At the time of the agreement, the cost of freight delivered to the stores by Argix was comparable to the prices charged by publishers and the Company’s other third party freight distributors. However, due to higher contracted fuel surcharge and transportation costs, Argix’s rates were higher than the Company’s other third party freight distributors. As a result, the Company amended its existing agreement with Argix effective January 1, 2009. The amendment provides the Company with a $3,000,000 annual credit to its freight and transportation costs for the remaining life of the existing agreement. The $3,000,000 annual credit expired with the April 1, 2012 renewal of the agreement. While the terms are currently unfavorable due to the higher fuel surcharges, the Company’s management believes these additional charges are mitigated by the additional delivery services that Argix provides. These additional services are beneficial to store productivity which is not consistently met by other third party freight distributors. Argix provides B&N College with transportation services under a separate agreement that expired and was renewed in 2011. The renewed agreement expires in 2013. The Company believes that the transportation costs that B&N College paid to Argix are comparable to the transportation costs charged by third party distributors. B&N College paid Argix $1,069,000, $1,294,000 and $1,477,000 for such services during Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. Argix also leased office and warehouse space from the Company in Jamesburg, New Jersey, pursuant to a lease expiring in 2011. This lease was renewed for additional space in 2011. However, the Company subsequently sold the warehouse on December 29, 2011. The Company charged Argix $ 1,514,000 and $2,719,000 for such leased space and other operating costs incurred on its behalf prior to the sale of the warehouse during Fiscal 2012 and Fiscal 2011, respectively.

The Company uses Digital on Demand as its provider of music and video database equipment and services. Leonard Riggio owns a minority interest in Digital on Demand. The agreement with Digital on Demand was terminated on May 31, 2011. The Company paid Digital on Demand $185,000 and $1,932,000 for music and video database equipment and services during Fiscal 2012 through the date of termination and Fiscal 2011, respectively.

On August 18, 2011, the Company entered into an investment agreement between the Company and Liberty GIC, Inc. (“Liberty”), a subsidiary of Liberty Media Corporation (“Liberty Media”), pursuant to which the Company issued and sold to Liberty, and Liberty purchased, 204,000 shares of the Company’s Series J Preferred Stock, par value $0.001 per share, for an aggregate purchase price of $204,000,000 in a private placement exempt from the registration requirements of the 1933 Act.

The Company purchases trade books, primarily craft and hobby books, from Leisure Arts, Inc. (“Leisure Arts”), a subsidiary of Liberty Media. Total purchases from Leisure Arts following the date of the Liberty investment were $45,000 and $59,000 during Fiscal 2013 and Fiscal 2012. In Fiscal 2013, the Company entered into agreements with Starz Entertainment LLC (“Starz Entertainment”), then a subsidiary of Liberty Media, pursuant to which Starz Entertainment registered for the NOOKdeveloper program whereby Starz applications were made available for consumer download on NOOK devices. Separately, the Company entered into a License Agreement with Starz Media, LLC (“Starz Media” and, together with Starz Entertainment, “Starz”) in Fiscal 2013, pursuant to which Starz granted certain video resale rights to the Company in exchange for royalty payments to Starz Media on such sales. Starz was spun-off from Liberty Media on January 11, 2013. Total payments to Starz during Fiscal 2013 prior to January 11, 2013 were $17,000. In Fiscal 2013, the Company entered into an agreement with Sirius XM Radio, Inc. (“Sirius”), a subsidiary of Liberty Media, pursuant to which Sirius registered for the NOOKdeveloper program whereby Sirius applications were made available for consumer download on NOOK devices. Total commissions received from Sirius during Fiscal 2013 were $0.

In Fiscal 2012, the Company entered into agreements with third parties who sell Barnes & Noble products through QVC and Home Shopping Network (“HSN”), which were at such time affiliates of Liberty Media. The entity that indirectly holds the Barnes & Noble investment (“Liberty Media”) is currently a separate public company from the entity that owns QVC and HSN (“Liberty Interactive”). Liberty Media was split-off (the “Split-Off”) from Liberty Interactive on September 28, 2011. No products were sold to the third parties from

August 18, 2011, the date of the investment through the date of the Split-Off. The Company also purchased Halloween costumes from BuySeasons Inc. (“BuySeasons”), a subsidiary of Liberty Interactive. Total purchases from BuySeasons following the date of the Liberty investment and prior to the date of the Split-Off were $33,000. On July 19, 2011, the Company renewed a one-year contract with Commerce Technologies, Inc. (“Commerce Hub”), a subsidiary of Liberty Interactive, who provides services to help facilitate and integrate sales with drop-ship vendors. Total fees paid to Commerce Hub following the date of the Liberty investment and prior to the date of the Split-Off were $22,000. The Company purchases textbooks from AI2, Inc. (“AI2”), a subsidiary of Liberty Interactive. There were no purchases from AI2 following the date of the Liberty investment and prior to the date of the Split-Off. The Company paid commissions to Liberty Interactive Advertising (“LIA”), a subsidiary of Liberty Interactive, who serves as the exclusive premium advertising sales agency for the Company. Total commissions paid to LIA following the date of the Liberty investment and prior to the date of the Split-Off were $5,000.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

As previously disclosed, the Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending April 27, 2013. The Audit Committee invited several firms to participate in this process. As a result of this process and following careful deliberation, on October 16, 2012, the Audit Committee notified BDO USA LLP (“BDO”) that it had determined to dismiss BDO as the Company’s independent registered public accounting firm, effective as of that same date. On and effective as of that same date, the Company entered into an engagement letter with Ernst & Young LLP (“E&Y”), approved by the Audit Committee, and engaged E&Y as the Company’s independent registered public accounting firm. In approving the selection of E&Y as the Company’s independent registered public accounting firm, the Audit Committee considered all relevant factors, including any non-audit services previously provided by E&Y to the Company.

BDO’s reports on the Company’s consolidated financial statements for the years ended April 28, 2012 and April 30, 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s Fiscal 2011 and Fiscal 2012 and the subsequent interim period preceding BDO’s dismissal, there were:

(i) no “disagreements” (within the meaning of Item 304(a) of Regulation S-K) with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company; and

(ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K). However, BDO was consulted on the accounting for the transactions with Microsoft, which closed on October 4, 2012, for which no conclusions were reached by the Company or BDO as of the date of termination.

During the Company’s fiscal years ended April 28, 2012 and April 30, 2011, and for the period April 29, 2012 to October 16, 2012, the Company did not consult with E&Y regarding accounting or disclosure requirements related to any of the matters specified in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K.

E&Y, as the independent registered public accountants, examine annual financial statements and provide other non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by E&Y are compatible with maintaining the independence of E&Y in its audit of the Company and have determined that, because such services are not considered prohibited services under the Sarbanes-Oxley Act of 2002, such services are compatible with maintaining the independence of E&Y.

Audit Fees.  For Fiscal 2013, the Company was billed $1,742,000 by E&Y for professional services rendered for the audit of the Company’s annual financial statements and of its internal controls over financial reporting and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC. For Fiscal 2013 and Fiscal 2012, the Company was billed $92,820 and $1,664,147, respectively, by BDO for professional services rendered for the audit of the Company’s annual financial statements and of its internal controls over financial reporting and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC.

Audit-Related Fees.  For Fiscal 2013, the Company was billed $40,000 by E&Y for Barnes & Noble College sales audits. For Fiscal 2013 and Fiscal 2012, the Company was billed $135,775 and $239,735, respectively, by BDO for consultation services concerning financial accounting and reporting standards. The Company was also billed $32,750 and $74,570, respectively, by BDO for employee benefit plan audits and Barnes & Noble College sales audits.

Tax Fees.  In Fiscal 2013, the Company was billed $29,000 by E&Y for services related to tax compliance and consultation on tax matters, respectively. In Fiscal 2013 and Fiscal 2012, the Company was billed $71,900 and $241,967, by BDO for services related to tax compliance and consultation on tax matters, respectively.

All Other Fees.  The Company did not pay to E&Y or BDO any other fees in Fiscal 2013 and Fiscal 2012.

Pre-approval Policies and Procedures.  The Audit Committee Charter adopted by the Board requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has approved all of the services provided by E&Y and BDO referred to above. The Audit Committee has also authorized the Company’s management in advance to engage the Company’s independent registered public accountants from time to time in the future to perform certain services in areas pre-approved by the Audit Committee that at any one time will not involve more than $25,000 per project and more than $100,000 in the aggregate.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accountants the Company’s audited financial statements. The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the Company’s independent registered public accountants the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with such accountants their independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved) that the Company’s audited financial statements and management’s report on internal controls be included in the Company’s Fiscal 2013 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

David A. Wilson, Chair

Patricia L. Higgins

David G. Golden

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the named executive officers’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. Annual performance is measured principally by the Company’s Adjusted EBIT, Adjusted EBITDA (in each case, as defined in this Proxy Statement) and individual performance goals. Long-term performance is rewarded through equity-based awards (through restricted stock, stock options and restricted stock units), the value of which is based upon the performance of the Company’s stock price.

The Compensation Committee and the Board believe that the Company’s Fiscal 2013 executive compensation programs align well with the Compensation Committee’s philosophy and are sufficiently linked to the Company’s performance.

For additional information on the Company’s executive compensation programs and how they reflect the Compensation Committee’s philosophy and are linked to the Company’s performance, see the Compensation Discussion and Analysis above.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.

The Board unanimously recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL 3

The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2013, to audit the financial statements of the Company for the Company’s 2014 fiscal year, ending May 3, 2014. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of Ernst & Young will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board considers Ernst & Young LLP to be well qualified and unanimously recommends that the stockholders vote FOR ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10-percent of the Common Stock, to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 and 5) with the SEC. Executive officers, directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons (or counsel to such reporting persons) that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than 10-percent stockholders have been complied with during Fiscal 2013.

OTHER MATTERS

Other Matters Brought Before the Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Meeting other than as described in this Proxy Statement. It is nonetheless possible that stockholders may seek to raise a proposal at the Meeting that is not described in this Proxy Statement by notifying the Company of such proposal in accordance with the Company’s Bylaws. The business of the Meeting shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company on or before August 11, 2013.

Proxy Solicitation

Proxies are being solicited through the mail. Proxies may also be solicited by means of press releases and other public statements. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a fee not to exceed $25,000, plus reimbursement for out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Financial and Other Information

The Company’s Annual Report for Fiscal 2013, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2014 must be received by the Company’s Corporate Secretary, at Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, no later than March 28, 2014.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at such meeting, such stockholder must deliver written notice to the Corporate Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) any material interest of the proposing stockholder in such business. Similar notice must be given with respect to any stockholder nominees for director. Accordingly, the business of the annual meeting of stockholders to be held in 2014 shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company in accordance with the Company’s Bylaws.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board to give you any information or to make any representations in connection with the solicitation of proxies by the Board, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

*    *    *

By Order of the Board of Directors

Leonard Riggio, Chairman of the Board

July 26, 2013

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

P R O X Y	BARNES & NOBLE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Barnes & Noble, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, on September 10, 2013 at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof, with the same effect as if the undersigned were personally present and voting such shares, on all matters as further described in the Proxy Statement or that may otherwise come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated July 26, 2013.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted “FOR” each of the Board of Directors’ nominees, and “FOR” Proposals 2 and 3. Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting. In the event that any of the Board of Directors’ nominees named on the other side of this Proxy are unable to serve or for good cause will not serve, this Proxy confers discretionary authority to Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, to vote as recommended by the Board of Directors with respect to the election of any person to replace such nominee.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.
(Continued, and to be signed and dated on the reverse side.)

BARNES & NOBLE, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Barnes & Noble, Inc.

common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-235-8896 on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1349. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/bks and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Barnes & Noble, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	Please mark your vote as in this example
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

1 – Election of Directors		WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
Nominees:	FOR all Nominees	to vote for all nominees	*EXCEPTIONS	2 – AdvisoryVote on Executive Compensation.	☐	☐	☐

01 – Leonard Riggio 02 – David G. Golden 03 – David A. Wilson	☐	☐	☐	3 – Ratification of the Appointment of Ernst & Young LLP, as the independent registered public accountants of the Company for the fiscal year ending May 3, 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

Date: , 2013

Signature

Signature

Title
.

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.